Execution Copy













                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                               FCB FINANCIAL CORP.

                                       AND

                          ANCHOR BANCORP WISCONSIN INC.


                                 January 5, 1999


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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I  - THE MERGER........................................................1
    SECTION  1.1   The Merger..................................................1
    SECTION  1.2   Effective Time..............................................1
    SECTION  1.3   Effect of the Merger........................................2
    SECTION  1.4   Articles of Incorporation; By-Laws..........................2
    SECTION  1.5   Board of Directors of the Surviving Corporation.............2
    SECTION  1.6   Conversion of Securities....................................3
    SECTION  1.7   Adjustments for Dilution and Other Matters..................4
    SECTION  1.8   Exchange of Certificates....................................5
    SECTION  1.9   Stock Transfer Books........................................7
    SECTION  1.10  Buyer Common Stock..........................................7
    SECTION  1.11  The Bank Merger.............................................7

ARTICLE II  - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................9
    SECTION  2.1   Organization and Qualification; Subsidiaries................9
    SECTION  2.2   Articles of Incorporation and By-Laws......................11
    SECTION  2.3   Capitalization.............................................11
    SECTION  2.4   Authority..................................................12
    SECTION  2.5   No Conflict; Required Filings and Consents.................12
    SECTION  2.6   Compliance; Permits........................................13
    SECTION  2.7   Environmental Matters......................................13
    SECTION  2.8   Contracts..................................................14
    SECTION  2.9   Agreements with Regulatory Agencies........................15
    SECTION  2.10  Loan Loss Reserves.........................................15
    SECTION  2.11  Securities and Banking Reports; Financial Statements.......15
    SECTION  2.12  Absence of Certain Changes or Events.......................16
    SECTION  2.13  Absence of Litigation......................................16
    SECTION  2.14  Employee Benefit Plans.....................................17
    SECTION  2.15  Registration Statement; Proxy Statement/Prospectus.........19
    SECTION  2.16  Taxes19
    SECTION  2.17  Brokers....................................................20
    SECTION  2.18  Tax Matters and Pooling....................................20
    SECTION  2.19  Vote Required..............................................20
    SECTION  2.20  Year 2000 Compliance.......................................20

ARTICLE III  - REPRESENTATIONS AND WARRANTIES OF THE BUYER....................21
    SECTION  3.1   Organization and Qualification; Subsidiaries...............21
    SECTION  3.2   Articles of Incorporation and By-Laws......................22
    SECTION  3.3   Capitalization.............................................22
    SECTION  3.4   Authority..................................................23
    SECTION  3.5   No Conflict; Required Filings and Consents.................24
    SECTION  3.6   Compliance; Permits........................................24

    SECTION  3.7   Environmental Matters......................................24
    SECTION  3.8   Contracts..................................................25
    SECTION  3.9   Agreements with Regulatory Agencies........................25
    SECTION  3.10  Loan Loss Reserves.........................................26
    SECTION  3.11  Securities and Banking Reports; Financial Statements.......26
    SECTION  3.12  Absence of Certain Changes or Events.......................27
    SECTION  3.13  Absence of Litigation......................................27
    SECTION  3.14  Employee Benefit Plans.....................................27
    SECTION  3.15  Registration Statement; Proxy Statement/Prospectus.........28
    SECTION  3.16  Taxes29
    SECTION  3.17  Brokers....................................................29
    SECTION  3.18  Tax Matters and Pooling....................................30
    SECTION  3.19  Vote Required..............................................30
    SECTION  3.20  Year 2000 Compliance.......................................30

ARTICLE IV  - COVENANTS OF THE COMPANY........................................30
    SECTION  4.1   Affirmative Covenants......................................30
    SECTION  4.2   Negative Covenants.........................................31
    SECTION  4.3   Letter of the Company's Accountants........................33
    SECTION  4.4   Access and Information.....................................33
    SECTION  4.5   Update Disclosure; Breaches................................33
    SECTION  4.6   Affiliates.................................................34
    SECTION  4.7   Tax Treatment and Pooling..................................34

ARTICLE V  - COVENANTS OF THE BUYER...........................................34
    SECTION  5.1   Affirmative Covenants......................................34
    SECTION  5.2   Negative Covenants.........................................35
    SECTION  5.3   Access and Information.....................................35
    SECTION  5.4   Update Disclosure; Breaches................................36
    SECTION  5.5   Stock Exchange Listing.....................................36
    SECTION  5.6   Tax Treatment and Pooling..................................36
    SECTION  5.7   Stock Options..............................................37
    SECTION  5.8   SEC Filings................................................37

ARTICLE VI  - ADDITIONAL AGREEMENTS...........................................37
    SECTION  6.1   Proxy Statement/Prospectus; Registration Statement.........37
    SECTION  6.2   Meetings of Shareholders...................................38
    SECTION  6.3   Appropriate Action; Consents; Filings......................38
    SECTION  6.4   Employee Stock Options and Other Employee
                         Benefit Matters......................................38
    SECTION  6.5   Directors'and Officers'Indemnification and
                         Insurance............................................39
    SECTION  6.6   Notification of Certain Matters............................40
    SECTION  6.7   Public Announcements.......................................40
    SECTION  6.8   Recision of Repurchase Programs............................41
    SECTION  6.9   Dividends..................................................41
    SECTION  6.10  Issuance of Shares.........................................41

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    SECTION  6.11  Expenses...................................................41

ARTICLE VII  - CONDITIONS OF MERGER...........................................41
    SECTION  7.1   Conditions to Obligation of Each Party t
                         Effect the Merger....................................41
    SECTION  7.2   Additional Conditions to Obligations of the Buyer..........42
    SECTION  7.3   Additional Conditions to Obligations of the Company........44

ARTICLE VIII  - TERMINATION, AMENDMENT AND WAIVER.............................46
    SECTION  8.1   Termination................................................46
    SECTION  8.2   Effect of Termination......................................47
    SECTION  8.3   Amendment..................................................47
    SECTION  8.4   Waiver.....................................................47

ARTICLE IX  - GENERAL PROVISIONS..............................................48
    SECTION  9.1   Non-Survival of Representations, Warranties
                         and Agreements.......................................48
    SECTION  9.2   Enforcement of Agreement...................................48
    SECTION  9.3   Notices....................................................48
    SECTION  9.4   Certain Definitions........................................49
    SECTION  9.5   Headings...................................................50
    SECTION  9.6   Severability...............................................50
    SECTION  9.7   Entire Agreement...........................................50
    SECTION  9.8   Assignment.................................................50
    SECTION  9.9   Parties in Interest........................................50
    SECTION  9.10  Governing Law..............................................51
    SECTION  9.11  Counterparts...............................................51


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                          COMPANY DISCLOSURE SCHEDULES

Section 2.1(c)    Organization and Qualification; Subsidiaries.
Section 2.7       Environmental Matters.
Section 2.11      Securities and Banking Reports; Financial Statements.
Section 2.12      Absence of Certain Changes or Events.
Section 2.13      Absence of Litigation.
Section 2.14(a)   Plans of the Company.
Section 2.14(b)   Absence of Certain Types of Plans.
Section 2.14(c)   Compliance with Applicable Law.
Section 2.14(d)   Qualification of Certain Plans.
Section 2.14(e)   Absence of Certain Liabilities and Events.
Section 2.14(h)   Stock Options.
Section 2.14(i)   Employment Contracts.
Section 2.16      Taxes.
Section 2.20      Year 2000 Compliance.

                           BUYER DISCLOSURE SCHEDULES

Section 3.1(c)    Organization and Qualification; Subsidiaries.
Section 3.7       Environmental Matters.
Section 3.11      Securities and Banking Reports; Financial Statements.
Section 3.12      Absence of Litigation.
Section 3.16      Taxes.
Section 3.20      Year 2000 Compliance.

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT  AND  PLAN OF  MERGER,  dated  as of  January  5,  1999  (the
"Agreement"),   between  FCB  Financial  Corp.,  a  Wisconsin  corporation  (the
"Company"), and Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the "Buyer").

         WHEREAS, the Boards of Directors of the Buyer and the Company have each determined that it is fair to and in the best interests of their respective shareholders for the Company to merge with and into the Buyer (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Wisconsin Business Corporation Law (the "WBCL"); and

         WHEREAS, the respective Boards of Directors of the Buyer and the Company have each approved the Merger of the Company with and into the Buyer, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, as a condition to and immediately after the execution of this Agreement, the Company and the Buyer are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests; and

         WHEREAS,   the  Buyer   and  the   Company   desire  to  make   certain
representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2) the Company shall be merged with and into the Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and the Buyer shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.2 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin (the "DFI") in such form as required by, and executed in accordance with the relevant provisions of, the WBCL (the date and time of such filing is referred to herein as the "Effective Time").

         SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Buyer and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Buyer and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.4 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended, of the Buyer (the "Buyer Articles") and the By-Laws, as amended, of the Buyer ("Buyer By-Laws"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

         SECTION 1.5 Board of Directors of the Surviving Corporation.

         (a) From and after the Effective Time, the Board of Directors of the Surviving Corporation shall include the directors of the Buyer immediately prior to the Effective Time. In addition, the Surviving Corporation and its Board of Directors shall take such action as may be necessary to cause two (2) directors of the Company (which directors shall be selected by the Buyer) (the "Company Directors") to be appointed as directors of the Surviving Corporation effective at the Effective Time. Such action shall include, if necessary, expansion of the size of the Board of Directors of the Surviving Corporation to the extent necessary to create sufficient vacancies for the Company Directors to be appointed as of the Effective Time ("Necessary Vacancies"); provided, that if
(i) at least one (1) Company  Director is appointed as of the Effective Time and
(ii) the Effective Time occurs within sixty (60) days prior to July 27, 1999, the anticipated date of the next annual meeting of shareholders of the Buyer (the "Next Annual Meeting"), then the Surviving Corporation shall not be required to expand immediately the size of its Board of Directors to create a Necessary Vacancy for the second Company Director prior to the Next Annual Meeting; rather, the Surviving Corporation and its Board of Directors shall take such action as may be necessary to cause the second Company Director either to be a Board nominee for election as a director at, or to be appointed as a director effective as of, the Next Annual Meeting. If the initial term of any Company Director who is appointed or elected pursuant to the preceding provisions of this Section 1.5(a) expires less than two (2) years after the Effective Time, then at the annual meeting at which such Company Director's initial term expires the Surviving Corporation and its Board of Directors shall nominate such Company Director for election by the shareholders of the Surviving Corporation to a full three-year term as a director (a "Subsequent Full Term"). If the initial term of any Company Director expires two (2) years after the Effective Time or later, however, the Surviving Corporation and its Board of Directors shall be under no obligation to nominate such Company Director for election to a Subsequent Full Term; provided, however,


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

that at least one Company Director shall be eligible to be elected to a Subsequent Full Term hereunder. In the event that a Company Director shall die, become disabled or otherwise choose to no longer serve as a Company Director prior to the end of his initial term and any Subsequent Full Term to which he is entitled to be nominated as provided above, such Company Director shall be succeeded by an individual (selected by the Buyer) who was serving as a director of the Company at the Effective Time. Such successor director shall thereafter be deemed to be a Company Director.

         (b) The Surviving Corporation shall, effective as of the Effective Time, take such action as may be necessary to cause two (2) directors of the Company (which directors shall be selected by the Buyer) (the "Company Bank Directors") to be appointed to serve on the Board of Directors of AnchorBank, S.S.B. ("AnchorBank") for a term of not less than three (3) years. The Company Directors and the Company Bank Directors may be the same or different persons. In the event a Company Bank Director shall die, become disabled or otherwise choose to no longer serve as a Company Bank Director prior to the end of such three-year term, such Company Bank Director shall be succeeded by an individual (selected by the Buyer) who was serving as a director of the Company at the Effective Time. Such successor director shall thereafter be deemed to be a Company Bank Director.

         (c) At the Effective Time, the officers of the Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed; provided, however, that the following officers of the Company: James J. Rothenbach, Harold L. Hermansen, James J. Goetz, Theodore W. Hoff, and Phillip
J. Schoofs shall be appointed as officers of the Surviving Corporation in the capacities to be determined by the Surviving Corporation and, in the case of James J. Rothenbach, pursuant to the terms and conditions of the Employment Agreement attached hereto as Exhibit B. In addition, Donald D. Parker, the Chairman of the Board of the Company, shall serve as an officer of the Surviving Corporation pursuant to the terms and conditions of the Employment Agreement attached hereto as Exhibit C.

         (d) The parties hereto agree to take such action as may be necessary to cause the agreements set forth in this Section 1.5 to be satisfied.

         SECTION 1.6 Conversion of Securities. Subject to Section 1.8(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company or the holder of the following securities:

         (a) Each share of the common stock, par value $.01 per share of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (all such shares of Company Common Stock issued and outstanding immediately prior to the Effective Time being referred to herein as the "Shares"), other than Shares held by the Buyer for its own account or any Buyer Subsidiary (as defined in Section 3.1(a), below) for its own account, shall cease to be outstanding and shall be converted into and become the right to receive 1.83 shares, subject to adjustment as provided below (the exchange ratio, as adjusted pursuant to Section 1.7, is hereinafter referred to as the "Exchange Ratio"), of common stock,


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

$0.10 per share par value, of the Buyer ("Buyer Common Stock," which term shall be deemed to include the rights to purchase shares of Buyer preferred stock, $.10 par value, under the terms of the Rights Agreement, dated July 22, 1997, by and between Buyer and Firstar Bank Wisconsin, N.A. (as successor to Firstar Trust Company)). All such Shares shall no longer be outstanding and shall immediately be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Buyer Common Stock into which such Company Common Stock shall have been converted. Certificates representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Buyer Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of
Section 1.8 hereof, without interest.

         (b) Each share of Company Common Stock held as treasury stock shall be canceled and extinguished without conversion thereof into Buyer Common Stock or payment therefor.

         (c) Each share of Company Common Stock held by the Buyer for its own account or any Buyer Subsidiary for its own account shall be canceled and extinguished without conversion thereof into Buyer Common Stock or payment therefor.

         (d) If (i) the Anchor Average Price (as defined below) as of the date that the last approval necessary to consummate the Merger is received is less than $15.00 and (ii) the Average Price Ratio (as of the date that the last approval necessary to consummate the Merger is received) is less than 85% of the Average Price Ratio (as of the date of this Agreement), then the Company shall have the right to terminate this Agreement immediately with the effect as set forth in Section 8.2 hereof. For purposes of this Agreement, "Average Price Ratio" means, as of either date of determination, the ratio of (x) the Anchor Average Price as of the date of determination, over (y) the average of the closing prices for the twenty (20) consecutive trading days immediately preceding the fifth business day prior to the date of determination of the common stock of the entities identified in Exhibit D hereto. For purposes of this Agreement, the Anchor Average Price shall, as of any date of determination, be the average of the closing prices of Buyer Common Stock as reported on The Nasdaq Stock Market for the twenty (20) consecutive trading days immediately preceding the fifth business day prior to the applicable determination date.

         SECTION 1.7 Adjustments for Dilution and Other Matters. If prior to the Effective Time, (a) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock, or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, or (b) the Buyer shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine Buyer Common Stock or declare a dividend or make a distribution on Buyer Common Stock in any security convertible into Buyer Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio.



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

         SECTION 1.8 Exchange of Certificates.

         (a) Exchange Agent. As of the Effective Time, the Buyer shall deposit, or shall cause to be deposited with an exchange agent chosen by the Buyer and which is reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Buyer Common Stock and cash in lieu of fractional shares (such certificates for shares of Buyer Common Stock, together with the amount of cash payable in lieu of fractional shares and any dividends or distributions with respect to such Buyer Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to Section 1.6 in exchange for outstanding Shares; provided, however, that the Buyer need not deposit the cash for fractional shares into the Exchange Fund until such time as such funds are to be distributed by the Exchange Agent.

         (b) Exchange Procedures. No later than ten (10) days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which Shares were converted into the right to receive shares of Buyer Common Stock pursuant to Section 1.6 (a "Certificate" or "Certificates"), (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the proper number of shares of Buyer Common Stock. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock, dividends, cash in lieu of any fractional shares of Buyer Common Stock as contemplated by Section 1.8(e) and other distributions as contemplated by Section 1.8(c).

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 1.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Buyer Common Stock.

         (d) No Further Rights in the Shares. All shares of Buyer Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

         (e) No Fractional Shares. No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of the Buyer. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Anchor Average Price as of the Effective Time.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for two
(2) years after the Effective Time shall be delivered to the Buyer, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to the Buyer to claim their shares of Buyer Common Stock, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock, in each case without interest thereon, and subject to Section 1.8(g).

         (g) No Liability. Neither the Buyer nor the Company shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

         (h) Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Shares in respect of which such deduction and withholding were made by the Buyer.

         SECTION 1.9 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be converted into shares of Buyer Common Stock and cash in lieu of fractional shares in accordance with this Article I.

         SECTION 1.10 Buyer Common Stock. The shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger, and at the Effective Time such shares shall remain issued and outstanding.

         SECTION 1.11 The Bank Merger

         (a) Following the Effective Time, Fox Cities Bank ("Fox Cities") shall be merged and consolidated with and into AnchorBank under the Charter and By-Laws of AnchorBank (the "Bank Merger"), pursuant to the provisions of, and with the effect provided in, applicable law, and AnchorBank shall be the surviving bank and the separate existence of Fox Cities shall thereupon cease (the term "Surviving Bank" shall refer to AnchorBank following the Bank Merger). Subject to terms and upon satisfaction of all requirements of law and the conditions specified herein, the Bank Merger shall become effective on such date as shall be designated by the Buyer following the Effective Time and subsequent to the receipt of approvals from all applicable governmental authorities authorizing the consolidation (the "Bank Merger Effective Date").

         (b) Surviving Bank.

              (i) The Surviving Bank shall continue the banking business of Fox Cities in the current locations of Fox Cities as branch offices of the Surviving Bank.

              (ii) The principal office of the Surviving Bank shall be the principal office of AnchorBank.

              (iii) At and as of the Bank Merger Effective Date, the Charter and By-Laws of AnchorBank, as in effect immediately prior to the Bank Merger Effective Date, shall be the Charter and By-Laws of the Surviving Bank until thereafter amended as provided by law.

              (iv) On the Bank Merger Effective Date, the Surviving Bank shall have capital surplus equal to that of AnchorBank and Fox Cities, combined, immediately prior to the Bank Merger and undivided profits, including capital reserves, which, when combined with the capital and surplus, will be equal to the capital structure of AnchorBank and Fox Cities as of the date hereof, adjusted, however, for normal earnings and expenses between the date hereof and the Bank Merger Effective Date.

              (v) As of the Bank Merger Effective Date, the Board of Directors of AnchorBank (except as otherwise contemplated by this Agreement) shall continue to serve as the Board of Directors of the Surviving Bank until such time as their successors have been elected and have qualified.

              (vi) As of the Bank Merger Effective Date, the Surviving Bank will establish an advisory board (which shall be subject to annual review and renewal by the Surviving Bank's Board of Directors).
              The advisory board shall consist of all persons serving as directors of Fox Cities as of the Effective Time who are not appointed or elected to serve either as Company Directors or as Company Bank Directors. The Buyer recognizes the need for an advisory board in order for the Surviving Bank to realize its full potential in the market area now served by Fox Cities, to maintain close personal and business relationships, and to assist in the transition of Fox Cities to AnchorBank's system of operations. The parties believe that the advisory board members, through their continued identification with the Surviving Bank and active support, will ensure an ongoing program of interest and commitment in the former Fox Cities market area. The advisory board will provide the Surviving Bank's management and Board of Directors with advice and counsel with respect to the following: (A) loan originations from the former Fox Cities market area; (B) savings programs to be offered in the former Fox Cities markets; (C) advertising programs; (D) community activities and involvement; and (E) such other business and financial matters as the advisory board believes may further contribute to the Surviving Bank's successful operation in the former Fox Cities market area. In conformance with regulatory guidelines, members of the advisory board will serve terms of one year, subject to nomination and election annually by the Board of Directors of the Surviving Bank. The advisory board shall meet at least quarterly. Each member of the advisory board will receive a fee of $200 per month for as long as he shall serve thereon. The Surviving Bank shall maintain the advisory board for at least one year and thereafter for so long as the Surviving Bank believes the advisory board can continue to provide valuable local community assistance.

         (c) Corporate Existence; Assets and Liabilities of the Surviving Bank. Upon the Bank Merger Effective Date:

              (i) All rights, franchises and interests of Fox Cities in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations, nominations, and all other rights and interest as trustee, executor, administrator, registrar of stocks and bonds, guardians of estates, assignee, and receiver of estates of incompetents, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Fox Cities immediately prior to the Bank Merger.

              (ii) The Surviving Bank shall be liable for all of the liabilities of Fox Cities and all deposits, debts, liabilities, obligations and contracts of Fox Cities matured or unmatured, whether insured, obsolete, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Fox Cities shall be those of the Surviving Bank and shall not be relieved or canceled by the Bank Merger and all rights of creditors and obligees, and all liens on property of Fox Cities shall be preserved and unimpaired. All assets of Fox Cities, as they exist at and as of the Bank Merger Effective Date, shall pass to and vest in the Surviving Bank, without any conveyance or other transfer; and the Surviving Bank shall be responsible for all liabilities of Fox Cities of every kind and description existing as of the Bank Merger Effective Date.

              (iii) At any time after the Bank Merger Effective Date, the officers of the Surviving Bank may, in the name of Fox Cities, execute and deliver all such deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Bank may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Bank title to and possession of all of Fox Cities' property, rights, privileges, immunities, powers, purposes and otherwise to carry out the purposes hereof.

              (iv) The liquidation account established by Fox Cities pursuant to the plan of conversion adopted in connection with its conversion from mutual to stock form shall continue to be maintained by the Surviving Bank after the Bank Merger Effective Date for the benefit of those persons and entities who were savings account holders of Fox Cities on Fox Cities' eligibility record date and who continue from time to time to have rights therein.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as set forth in the Disclosure Schedule delivered by the Company to the Buyer prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Buyer that:

       SECTION 2.1 Organization and Qualification; Subsidiaries.

       (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and is registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). Each subsidiary of the Company ("Company

Subsidiary" or, collectively, "Company Subsidiaries") is a federally-chartered savings bank or a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of the Company and the Company
Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision ("OTS"), and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so existing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and the Company Subsidiaries taken as a whole.

       (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       (c) A true and complete list of all of the Company Subsidiaries, together with (i) the Company's percentage ownership of each Company Subsidiary and (ii) laws under which the Company Subsidiary is incorporated, is set forth on Section 2.1(c) of the Company Disclosure Schedule. Except as set forth on Section 2.1(c) of the Company Disclosure Schedule, the Company and/or one or more of the Company Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the subsidiaries set forth on Section 2.1(c) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

       (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Buyer or the Company, as the case may be, any effect that
(i) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Buyer and the Buyer Subsidiaries taken as whole or the Company and the Company Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of the Buyer or the Company to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) actions contemplated by this Agreement, (B) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (C) changes in generally accepted accounting principles ("GAAP") that are generally applicable to the banking or savings industries, (D) expenses incurred in connection with the transactions contemplated hereby, and (E) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

       SECTION 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to the Buyer a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company ("Company Articles" or "Company By-Laws") and each Company Subsidiary. Such Articles of Incorporation and By-Laws of the Company and each Company Subsidiary are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

       SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement, (a) 3,840,680 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and of Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"), and were not issued in violation of any preemptive right of any Company shareholder, (b) 687,688 shares of Company Common Stock are held in the treasury of the Company, (c) 230,344 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to the Company's equity incentive plans and (d) 764,295 shares of Company Common Stock are reserved for future issuance under the Stock Option Agreement. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in clauses (c) and (d) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character pursuant to which the Company or any Company Subsidiary is a party, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by
Section 180.0622(2)(b) of the WBCL. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business and except as required under the Stock Option Agreement and under currently existing stock option agreements. Each of the outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by
Section 180.0622(2)(b) of
the WBCL, and were not issued in violation of any preemptive rights of any Company Subsidiary shareholder, and all such shares owned by the Company or another Company Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Company's voting rights, charges or other encumbrances of any nature whatsoever.

       SECTION 2.4 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders in accordance with the WBCL and the Company Articles and Company By-Laws). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company's shareholders in accordance with the WBCL and the Company Articles and Company By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Company and, assuming due authorization, execution and delivery by the Buyer, is enforceable against the Company in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       SECTION 2.5 No Conflict; Required Filings and Consents.

       (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the transactions contemplated hereby by the Company shall not, (i) conflict with or violate the Company Articles or Company By-Laws or the Articles of Incorporation or By-Laws of any Company Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require the giving of notice to, or the consent of, any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the HOLA, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the filing of appropriate merger or other documents as required by the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and would not have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       SECTION 2.6 Compliance; Permits. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Company Subsidiaries taken as a whole.

       SECTION 2.7 Environmental Matters

       (a) Except as set forth in Section 2.7 of the Company Disclosure Schedule, (i) none of the "Company Real Property" (as that term is defined below) has been designated, restricted or, to the Company's knowledge, investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of "Hazardous Substances" (as hereinafter defined), nor to the Company's knowledge is there any basis for any such designation, restriction or investigation; (ii) neither the Company nor any Company Subsidiary has received any written notice, order or decree concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous
Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from, or to, any of the Company Real Property.

       (b) Except as disclosed in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary nor any Company Real Property is in violation of, or subject to any liabilities as a result of any past or current violations of, any existing law (including common law), rule or regulation of any governmental authority relating to occupational health and safety or relating to pollution or protection of the environment, including, without limitation, laws, rules, and regulations relating to the emission, generation, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of Hazardous Substances into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (collectively, "Environmental Laws"), and no expenditures are required in connection with the operation of the Company's or any Company Subsidiary's businesses in order to comply with any such Environmental Laws, except for such violations, liabilities and/or expenditures as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or any Company Subsidiary.

       (c) Except as set forth in Section 2.7 of the Company Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action or governmental investigations of any nature pending or, to the Company's knowledge, threatened against the Company or any Company Subsidiary seeking to impose, or that could reasonably result in the imposition, on the Company or any Company Subsidiary, of any liability or obligation arising under any Environmental Law. Except as set forth in Section
2.7 of the Company Disclosure Schedule, to the Company's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation.

       (d) For purposes of this Agreement, the term "Hazardous Substance" shall mean any product, substance, chemical, contaminant, pollutant, effluent, waste or other material whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, emission, discharge, spill, release or effect, either by itself or in combination with other materials located on any of the Company Real Property or Buyer Real Property (as defined herein), as applicable, is either: (i) regulated or monitored by any applicable governmental authority or (ii) defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law as "hazardous substances," "hazardous materials," "hazardous wastes," "infectious wastes," "toxic substances" or the like. Hazardous Substances shall include, but not be limited to (i) petroleum and refined petroleum products, (ii) asbestos, asbestos-containing products, and presumed asbestos-containing material, (iii) flammable explosives, (iv) radioactive materials, and (v) polychlorinated biphenyls, whether contained or not.

       (e) For purposes of this Agreement, the term "Company Real Property" means (i) all real property (whether owned or leased) at which the operations of the Company or any Company Subsidiary are or at any time were conducted and (ii) all real property held by the Company or any Company Subsidiary as collateral for any loans made or loans-in-process, or which is otherwise held as "real estate owned" (REO) as a result of default by the borrower and subsequent foreclosure by the Company or any Company Subsidiary.

       SECTION 2.8 Contracts. Each contract which is material to the business of the Company and the Company Subsidiaries is in full force and effect; neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party, is in default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or any Company Subsidiary or, to the knowledge of the Company, by any other party, under any such contract; and there are no material disputes or disagreements between the Company or any Company Subsidiary and any other party with respect to any such contract.

       SECTION 2.9 Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of the OTS, the FDIC or any other applicable federal or state regulatory agency having jurisdiction over the Company or any Company Subsidiary or its business ("Regulatory Agency"), that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each a "Regulatory Agreement"), nor has the Company or any Company Subsidiary been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

       SECTION 2.10 Loan Loss Reserves. The reserves for possible loan losses shown on the September 30, 1998 call reports filed for the Company's Subsidiaries are adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1998.

       SECTION 2.11 Securities and Banking Reports; Financial Statements.

       (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (i) the Securities and Exchange Commission (the "SEC") since December 31, 1995, and as of the date of this Agreement the Company has delivered to the Buyer (A) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1998, 1997 and 1996, respectively, (B) its Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 1998, (C) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since March 31, 1996, (D) all Current Reports on Form 8-K filed by the Company with the SEC since March 31, 1996, (E) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (B) above) filed by the Company with the SEC since March 31, 1996 and (F) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since March 31, 1996 (collectively, the "Company SEC Reports") and (ii) the OTS, the FDIC and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

       (c) Except for (i) those liabilities that are fully reflected or reserved against in the financial statements that are contained in the Company SEC Reports, (ii) liabilities disclosed in Section 2.11 of the Company Disclosure Schedule, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1998, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       SECTION 2.12 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or set forth in Section 2.12 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, since September 30, 1998 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1998, there has not been (a) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on Company and the Company Subsidiaries taken as a whole, (c) any change by the Company in its accounting methods, principles or practices, (d) any revaluation by the Company of any of its assets in any material respect, (e) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole or (f) except for regular quarterly cash dividends on Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary.

       SECTION 2.13 Absence of Litigation.

       (a) Except as set forth in Section 2.13 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the

Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       SECTION 2.14 Employee Benefit Plans.

       (a) Plans of the Company. Section 2.14(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Company or any Company Subsidiary has any obligation (collectively, the "Company Plans"). The Company has furnished or made available to the Buyer a complete and accurate copy of each Company Plan (or a description of the Company Plans, if the Company Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Company Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three
(3) most recently filed IRS Forms 5500 and related schedules, and (iv) the most recently issued IRS determination letter for each such Plan.

       (b) Absence of Certain Types of Plans. No member of the Company's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA. Except as disclosed in Section 2.14(b) of the Company Disclosure Schedule, none of the Company Plans obligates the Company or any of the Company Subsidiaries to pay material separation, severance, termination or similar- type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in
Section 2.14(b) of the Company Disclosure Schedule, or as required by group health continuation rights under Section 4980B of the Code ("COBRA" rights), none of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of the Company or any of the Company Subsidiaries. Each of the Company Plans is subject only to the laws of the United States or a political subdivision thereof.

       (c) Compliance with Applicable Laws. Except as disclosed in Section 2.14(c) of the Company Disclosure Schedule, each Company Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Company Plans and all Company Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       (d) Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in Section 2.14(d) of the Company Disclosure Schedule, no event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed in Section 2.14(d) of the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from Federal income taxation under Section 501(c)(9) of the Code.

       (e) Absence of Certain Liabilities and Events. Except for matters disclosed in Section 2.14(e) of the Company Disclosure Schedule, there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       (f) Plan Contributions. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Company Plan will have been made on or before the Effective Time.

       (g) Stock Options. Section 2.14(g) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any Company Subsidiary who holds any option to purchase Company Common Stock as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such option, the date of grant of such option, the plan under which the options were granted, the option price of such option, the vesting schedule for such option, whether such option is intended to qualify as an incentive stock option within the meaning of
Section 422(b) of the Code, and the expiration date of such option. Section 2.14(g) indicates those of such options identified therein, if any, the vesting of which will be accelerated as a result of the Merger.

       (h) Employment Contracts. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Company or any of the Company Subsidiaries disclosed in Section 2.14(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any such contracts. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements.

       SECTION 2.15 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.15) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Company Shareholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Company Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Buyer. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Buyer which is contained in any of the foregoing documents.

       SECTION 2.16 Taxes. The Company and the Company Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them, and the Company and the Company Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the Company's knowledge, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule, to the Company's knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule and except for statutory liens for current taxes not yet due, to the Company's knowledge there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Company or the Company Subsidiaries, taken as a whole, after the Effective Time. Except as otherwise disclosed in Section 2.16 of the Company's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under
Section 341(f) of the Code.

       SECTION 2.17 Brokers. No broker, finder or investment banker (other than Hovde Financial, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

       SECTION 2.18 Tax Matters and Pooling. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take or omitted to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

       SECTION 2.19 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company capital stock necessary to approve the Merger.

       SECTION 2.20 Year 2000 Compliance. Except as identified on Section 2.20 of the Company Disclosure Schedule, none of the personal property, equipment or assets owned or utilized by the Company, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause it to fail to (a) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such software is operating is on or after 12:01 a.m. on January 1, 2000 (including taking into effect that 2000 is a leap year) and (b) accept, calculate, process, maintain, store and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:01 a.m. January 1, 2000 or 11:59 on December 31, 1999 (including taking into effect that 2000 is a leap year), and any time periods determined or to be determined based on such times or date or both (each a "Year 2000 Defect"), except for Year 2000 Defects which would not cause a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as identified in Section 2.20 of the Company Disclosure Schedule, none of the property or assets owned or utilized by the Company will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect, except for Year 2000 Defects which would not cause a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. The Company has no knowledge that a vendor or supplier of the Company may experience a Year 2000 Defect that could cause a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER

       Except as set forth in the Disclosure Schedule delivered by the Buyer to the Company prior to the execution of this Agreement (the "Buyer Disclosure Schedule), the Buyer hereby represents and warrants to the Company that:

       SECTION 3.1 Organization and Qualification; Subsidiaries.

       (a) The Buyer is a corporation duly organized and validly existing under the laws of the State of Wisconsin, and is registered as a savings and loan holding company under HOLA. Each subsidiary of the Buyer (a "Buyer Subsidiary" or, collectively, "Buyer Subsidiaries") is a state-chartered savings association or a corporation duly organized and validly existing under the laws of the state of its incorporation. Each of the Buyer and the Buyer Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Buyer Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted, including, without limitation, appropriate authorizations from the FDIC, OTS and the DFI, and neither the Buyer nor any Buyer Subsidiary has received any notice of proceedings relating to the revocation or modification of any Buyer Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Buyer Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

       (b) The Buyer and each Buyer Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

       (c) A true and complete list of all of the Buyer Subsidiaries, together with (a) the Buyer's percentage ownership of each Buyer Subsidiary and (b) laws under which the Buyer Subsidiary is incorporated, is set forth on Section 3.1(c) of the Buyer Disclosure Schedule. Except as set forth on Section 3.1(c) of the Buyer Disclosure Schedule, the Buyer and/or one or more of the Buyer Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Buyer Subsidiaries. Except for the subsidiaries set forth on Section 3.1(c) of the Buyer Disclosure Schedule and except as provided in the Stock Option Agreement, the Buyer does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

       SECTION 3.2 Articles of Incorporation and By-Laws. The Buyer has previously furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of the Buyer ("Buyer Articles" or "Buyer By-Laws") and each Buyer Subsidiary. Such Articles of Incorporation and By-Laws of the Buyer and each Buyer Subsidiary are in full force and effect. Neither the Buyer nor any Buyer Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

       SECTION 3.3 Capitalization.

       (a) The authorized capital stock of the Buyer consists of 30,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock, $.10 par value of Buyer ("Buyer Preferred Stock"). As of the date of this Agreement, (i) 17,899,702 shares of Buyer Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL, and were not issued in violation of any preemptive right of any Buyer shareholder, (ii) 7,098,946 shares of Buyer Common Stock are held in the treasury of the Buyer, and (iii) 837,944 shares of Buyer Common Stock are reserved for future issuance pursuant to outstanding employee stock options issued pursuant to the Buyer's stock option plans. As of the date of this Agreement, no shares of Buyer Preferred Stock are issued and outstanding. Except as set forth in clause (iii), above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Buyer or any Buyer Subsidiary or obligating the Buyer or any Buyer Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Buyer or any Buyer Subsidiary. All shares of Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by
Section 180.0622(2)(b) of the WBCL. There are no obligations, contingent or otherwise, of the Buyer or any Buyer Subsidiary to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or the capital stock of any Buyer Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Buyer Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Buyer Subsidiary are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL, and were not issued in violation of any preemptive rights of any Buyer Subsidiary shareholder, and such shares owned by the Buyer or another Buyer Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Buyer's voting rights, charges or other encumbrances of any nature whatsoever.

       (b) The shares of Buyer Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable, except as otherwise provided by Section 180.0622(2)(b) of the WBCL.

       SECTION 3.4 Authority. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Buyer's shareholders in accordance with the WBCL and the Buyer Articles and Buyer By-Laws). The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Buyer's shareholders in accordance with the WBCL and the Buyer Articles and Buyer By-Laws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Buyer and, assuming due authorization, execution and delivery by the Company, is enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

       SECTION 3.5 No Conflict; Required Filings and Consents.

       (a) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement and the transactions contemplated hereby by the Buyer shall not, (i) conflict with or violate the Buyer Articles or Buyer By-Laws or the Articles of Incorporation or By-Laws of any Buyer Subsidiary,
(ii) conflict with or violate any Laws applicable to the Buyer or any Buyer Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require the giving of notice to, or the consent of, any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

       (b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HOLA, the HSR Act, the banking laws of the State of Wisconsin (the "WBL") and the filing of appropriate merger or other documents as required by the WBCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Buyer from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Buyer or the Buyer Subsidiaries taken as a whole.

       SECTION 3.6 Compliance; Permits. Neither the Buyer nor any Buyer Subsidiary is in conflict with, or in default or violation of, (a) any Law applicable to the Buyer or any Buyer Subsidiary or by which its or any of their respective properties is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or any Buyer Subsidiary is a party or by which the Buyer or any Buyer Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

       SECTION 3.7 Environmental Matters

       (a) Except as set forth in Section 3.7 of the Buyer Disclosure  Schedule,
(i) none of the Buyer Real Property (as that term is defined below) has been designated, restricted, to the

Buyer's knowledge, or investigated by any governmental authority as a result of the actual or suspected presence, spillage, leakage, discharge or other emission of Hazardous Substances, nor to the Buyer's knowledge is there any basis for any such designation or investigation; (ii) neither the Buyer nor any Buyer Subsidiary has received any written notice, order or decree concerning, or arising by reason of, the actual or suspected presence, spillage, leakage, discharge, disposal or other emission of any Hazardous Substance in, on, under, around, about or in the vicinity of, or the transportation of any Hazardous Substance at, from, or to, any of the Buyer Real Property.

       (b) Except as disclosed in Section 3.7 of the Buyer Disclosure Schedule, neither the Buyer nor any Buyer Subsidiary nor any Buyer Real Property is in violation of, or subject to any liabilities as a result of any past or current violations of, any Environmental Laws, and no expenditures are required in connection with the operation of the Buyer's or any Buyer Subsidiary's businesses in order to comply with any such Environmental Laws, except for such violations, liabilities and/or expenditures as would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer or any Buyer Subsidiary.

       (c) Except as set forth in Section 3.7 of the Buyer Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, or governmental investigations of any nature pending or, to the Buyer's knowledge, threatened against the Buyer or any Buyer Subsidiary seeking to impose, or that could reasonably result in the imposition, on the Buyer or any Buyer Subsidiary, of any liability or obligation arising under any Environmental Law. Except as set forth in Section 3.7 of the Buyer Disclosure Schedule, to the Buyer's knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation that would impose any such liability or obligation.

       (d) For purposes of this Section 3.7, the term "Buyer Real Property" means (i) all real property (whether owned or leased) at which the operations of the Buyer or any Buyer Subsidiary are or at any time were conducted and (ii) all real property held by the Buyer or any Buyer Subsidiary as collateral for any loans made or loans-in-process, or which is otherwise held as "real estate owned" (REO) as a result of default by the borrower and subsequent foreclosure by the Buyer or any Buyer Subsidiary.

       SECTION 3.8 Contracts. Each contract which is material to the business of the Buyer and the Buyer Subsidiaries is in full force and effect; neither the Buyer nor any Buyer Subsidiary, nor, to the knowledge of the Buyer, any other party, is in default under any such contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Buyer or any Buyer Subsidiary or, to the knowledge of the Buyer, by any other party, under any such contract; and there are no material disputes or disagreements between the Buyer or any Buyer Subsidiary and any other party with respect to any such contract.

       SECTION 3.9 Agreements with Regulatory Agencies. Neither the Buyer nor any Buyer Subsidiary is subject to any Regulatory Agreements, nor has the Buyer or any Buyer

Subsidiary been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

       SECTION 3.10 Loan Loss Reserves. The reserves for possible loan losses shown on the September 30, 1998 call reports filed for the Buyer's Subsidiaries are adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1998.

       SECTION 3.11 Securities and Banking Reports; Financial Statements.

       (a) The Buyer and each Buyer Subsidiary have filed all forms, reports and documents required to be filed with (i) the SEC since March 31, 1996, and as of the date of this Agreement the Buyer has delivered to the Company (A) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1998, 1997 and 1996, respectively, (B) its Quarterly Reports on Form 10-Q for the periods ended June 30 and September 30, 1998, (C) all proxy statements relating to the Buyer's meetings of shareholders (whether annual or special) held since March 31, 1996,
(D) all Current Reports on Form 8-K filed by the Buyer with the SEC since March 31, 1996, (E) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (B) above) filed by the Buyer with the SEC since March 31, 1996 and (F) all amendments and supplements to all such reports and registration statements filed by the Buyer with the SEC since March 31, 1996 (collectively, the "Buyer SEC Reports") and (ii) the OTS, the FDIC, the DFI and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Buyer SEC Reports as the "Buyer Reports"). The Buyer Reports, including all Buyer Reports filed after the date of this Agreement, (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Buyer and the Buyer Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

       (c) Except for (i) those liabilities that are fully reflected or reserved against in the financial statements that are contained in the Buyer SEC Reports,
(ii) liabilities disclosed in Section 3.11 of the Buyer Disclosure Schedule, and
(iii)  liabilities  incurred in the ordinary
course of business consistent with past practice since September 30, 1998, neither the Buyer nor any Buyer Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

       SECTION 3.12 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since September 30, 1998 to the date of this Agreement, the Buyer and the Buyer Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1998, there has not been
(a) any change in the financial condition, results of operations or business of the Buyer or any of the Buyer Subsidiaries having a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Buyer or any of the Buyer Subsidiaries having a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole, (c) any change by the Buyer or any Buyer Subsidiaries in its accounting methods, principles or practices, (d) any revaluation by the Buyer or any Buyer Subsidiaries of any of its assets in any respect, (e) to the date of this Agreement, any entry by the Buyer or any of the Buyer Subsidiaries into any commitment or transactions material to the Buyer and the Buyer Subsidiaries taken as a whole or (f) except for repurchases pursuant to the Buyer's Common Stock repurchase program or for regular quarterly cash dividends of Buyer Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Buyer Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Buyer Subsidiary.

       SECTION 3.13 Absence of Litigation.

       (a) Except as set forth in Section 3.13 of the Buyer Disclosure Schedule, neither the Buyer nor any of the Buyer Subsidiaries is a party to any, and there are no pending or, to the Buyer's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Buyer or any of the Buyer Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer's Subsidiaries taken as a whole.

       (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Buyer, any of the Buyer Subsidiaries or the assets of the Buyer or any of the Buyer Subsidiaries which has had a Material Adverse Effect on the Buyer and the Buyer's Subsidiaries taken as a whole.

       SECTION 3.14 Employee Benefit Plans.

       (a) Compliance with Applicable Laws. Each of the Buyer's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Buyer and the Buyer Subsidiaries (the "Buyer Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Buyer Plans and all Buyer Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole. The Buyer and the Buyer Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Buyer and the Buyer Subsidiaries have no knowledge of any default or violation by any party to, any Buyer Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries, taken as a whole. No legal action, suit or claim is pending or, to the knowledge of the Buyer or the Buyer Subsidiaries, threatened with respect to any Buyer Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Buyer or the Buyer Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

       (b) Qualification of Certain Plans. Each Buyer Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and the Buyer is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any Buyer Plan or the exempt status of any such trust. Except as disclosed in Section 3.14(b) of the Buyer Disclosure Schedule, no trust maintained or contributed to by the Buyer or any of the Buyer Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under
Section 501(c)(9) of the Code.

       (c) Absence of Certain Liabilities and Events. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Buyer Plan. The Buyer and each of the Buyer Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Buyer or the Buyer Subsidiaries, no fact or event exists that could give rise to any such liability.

       (d)  Plan  Contributions.  All  contributions,   provisions  or  payments
required to be made with respect to any Buyer Plan have been made on or before their due dates.

       SECTION 3.15 Registration Statement; Proxy Statement/Prospectus. The information supplied by the Buyer for inclusion in the Registration Statement of the Buyer (the "Registration Statement") pursuant to which the shares of Buyer Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Buyer for inclusion in the Proxy Statement/Prospectus, which will be sent to the shareholders of the Buyer in connection with the meeting of the Buyer's shareholders to consider the Merger (the "Buyer Shareholders' Meeting") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Buyer Shareholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or any of its affiliates, officers or directors should be discovered by the Buyer which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Buyer shall promptly inform the Company. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information about, or supplied or omitted by, the Buyer which is contained in any of the foregoing documents.

       SECTION 3.16 Taxes. The Buyer and the Buyer Subsidiaries have timely filed all material Tax Returns (as defined in Section 2.16) required to be filed by them, and the Buyer and the Buyer Subsidiaries have timely paid and discharged all material Taxes (as defined in Section 2.16) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Company is maintaining reserves adequate for their payment. Except as otherwise disclosed in Section
3.16 of the Buyer Disclosure Schedule, to the knowledge of the Buyer, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in Section 3.16 of the Company's Disclosure Schedule, neither Buyer nor any of the Buyer's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in Section 3.16 of the Buyer Disclosure Schedule and except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Buyer or any of the Buyer
Subsidiaries. Except as otherwise disclosed in Section 3.16 of the Buyer Disclosure Schedule, neither the Buyer nor any of the Buyer Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole, after the Effective Time. Except as otherwise disclosed in Section 3.16 of the Buyer Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Buyer and the Buyer Subsidiaries. Neither the Buyer nor any of the Buyer Subsidiaries has made an election under Section 341(f) of the Code.

       SECTION 3.17 Brokers. No broker, finder or investment banker (other than McDonald Investments, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

       SECTION 3.18 Tax Matters and Pooling. Neither the Buyer nor, to the Buyer's knowledge, any of its affiliates has through the date of this Agreement taken or agreed or omitted to take any action that would prevent the Merger from qualifying (i) as a reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

       SECTION 3.19 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Buyer Common Stock are entitled to cast is the only vote of the holders of any class or series of the Buyer capital stock necessary to approve the Merger.

       SECTION 3.20 Year 2000 Compliance. Except as identified on Section 3.20 of the Buyer Disclosure Schedule, none of the personal property, equipment or assets owned or utilized by the Buyer, including but not limited to computer software, databases, hardware, controls and peripherals, has a Year 2000 Defect. Except as identified on Section 3.20 of the Buyer Disclosure Schedule, none of the property or assets owned or utilized by the Buyer will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect, except for Year 2000 Defects which would not cause a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole. The Buyer has no knowledge that a vendor or supplier of the Buyer may experience a Year 2000 Defect that could cause a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

                     ARTICLE IV - COVENANTS OF THE COMPANY

       SECTION 4.1 Affirmative Covenants. The Company hereby covenants and agrees with the Buyer that prior to the Effective Time, unless the prior written consent of the Buyer shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Company Subsidiary to:

       (a) operate its business only in the ordinary course consistent with past practices;

       (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

       (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

       (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

       (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business; and

       (f) take such reasonable actions as are requested by the Buyer to complete the Merger.

       SECTION 4.2 Negative Covenants. Except as specifically contemplated by this Agreement and the Stock Option Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit any Company Subsidiary to do, without the prior written consent of the Buyer, any of the following:

       (a) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors or officers or
(ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director or officer or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that notwithstanding the foregoing, nothing herein shall prohibit the Company and Fox Cities from extending for an additional year the employment agreements of each of James J. Rothenbach, Harold L. Hermansen, James J. Goetz, Theodore W. Hoff and Phillip J. Schoofs if the Effective Time shall not have occurred prior to the deadline for extending the terms of such employment agreements subject at all times to
Section 3 of Annex A;

       (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for (i) regular quarterly cash dividends on Company Common Stock with usual record and payment dates for such dividends with each such dividend at a rate per share of Company Common Stock not in excess of $0.22 and (ii) dividends by a Company Subsidiary to the Company;

       (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock (except as otherwise provided by currently existing agreements relating to outstanding stock options) or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization;
(iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice;
(iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

       (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Company or any Company Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Company Common Stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to Company Plans, in effect as of the date of this Agreement;

       (e) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or (i) recommend, endorse or agree to any takeover proposal, (ii) participate in any discussions or negotiations with respect to a takeover proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement an unsolicited takeover proposal and participate in discussions and negotiations with any third party relating to any unsolicited takeover proposal, if the Company, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are appropriate in the discharge of the fiduciary duties of the Company's Board of Directors. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner substantially all of the stock or the assets of the Company or any Company Subsidiary other than the transactions contemplated or permitted by this Agreement;

       (f) propose or adopt any amendments to its Articles of Incorporation or By-laws in any way adverse to the Buyer;

       (g) change any of its methods of accounting in effect at September 30, 1998, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ended March 31, 1998, except as may be required by Law or GAAP;

       (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Company or any of the Company Subsidiaries, except as required by Law;

       (i) take or cause to be taken or omit to take any action which would disqualify the Merger (i) as a tax-free reorganization under Section 368 of the Code or (ii) for pooling of interests accounting treatment under GAAP;

       (j) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law; or

       (k) agree in writing or otherwise to do any of the foregoing.

       SECTION 4.3 Letter of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to the Buyer "comfort" letters of Wipfli Ullrich Bertelson LLP, the Company's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Buyer, in a form reasonably satisfactory to the Buyer and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

       SECTION 4.4 Access and Information.

       (a) Until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to, afford to the Buyer's officers, employees, accountants, legal counsel and other representatives of the Buyer, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) furnish promptly (as soon as available or received by the Company or any Company Subsidiary) to the Buyer (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Company shall promptly so notify the Buyer) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the HOLA or any other federal or state banking laws or any other applicable Laws promptly after such documents are available, (ii) a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Buyer may reasonably request, and (iii) all other information concerning its business, properties and personnel as the Buyer may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable Law or binding agreements entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

       (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

       SECTION 4.5 Update Disclosure; Breaches.

       (a) From and after the date of this Agreement until the Effective Time, the Company shall update the Company Disclosure Statement on a regular basis by written notice to the Buyer to reflect any matters which have occurred from and after the date of this

Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Company, the Buyer and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

       (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Buyer and use its best efforts to prevent or promptly remedy the same.

       SECTION 4.6 Affiliates. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to the Buyer a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company, for purposes of Rule 145 promulgated under the Securities Act and/or for purposes of applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each a "Company Affiliate") and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing pooling-of-interests accounting treatment and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit E. The Company shall use its reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status.

       SECTION 4.7 Tax Treatment and Pooling. The Company will use its reasonable efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368 of the Code.

                       ARTICLE V - COVENANTS OF THE BUYER

       SECTION 5.1 Affirmative Covenants. The Buyer hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Buyer Subsidiary to:

       (a) operate its business only in the ordinary course consistent with past practices;

       (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

       (c) take such reasonable actions as are requested by the Company to complete the Merger.

       SECTION 5.2 Negative Covenants. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Buyer shall not do, or agree to commit to do, or permit any Buyer Subsidiaries to do, without the prior written consent of the Company any of the following:

       (a) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in Section 1.6 hereof;

       (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

       (c) take or cause to be taken or omit to take any action which would disqualify the Merger (i) as a tax free reorganization under Section 368 of the Code or (ii) for pooling-of-interests accounting treatment under GAAP;

       (d) amend its Articles of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any manner the terms of the Buyer Common Stock or the ability of the Buyer to consummate the transactions contemplated hereby;

       (e) enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which the Buyer or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be;

       (f) change any of its methods of accounting in effect at September 30, 1998, or change any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns for the taxable year ended March 31, 1998, except as may be required by Law or GAAP;

       (g) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Buyer or any of the Buyer Subsidiaries, except as required by Law; or

       (h) agree in writing or otherwise to do any of the foregoing.

       SECTION 5.3 Access and Information.

       (a) Until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, the Buyer shall, and shall cause each Buyer Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of the Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. Prior to the Effective Time, the Buyer shall (and shall cause each Buyer Subsidiary to) furnish promptly (as soon as available or received by the Buyer or any Buyer Subsidiary) to the Company (i) a copy of each Buyer Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Buyer shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Buyer or the Buyer Subsidiaries as the Company may reasonably request, other than in each case reports or documents which the Buyer is not permitted to disclose under applicable law or binding agreement entered in to prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

       (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents or copies.

       SECTION 5.4 Update Disclosure; Breaches.

       (a) From and after the date of this Agreement until the Effective Time, the Buyer shall update the Buyer Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Buyer, the Buyer and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

       (b) The Buyer shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

       SECTION 5.5 Stock Exchange Listing. The Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market prior to the Effective Time.

       SECTION 5.6 Tax Treatment and Pooling. The Buyer will use its reasonable efforts to cause the Merger to qualify (a) as a reorganization under Section 368 of the Code and (b) for pooling-of-interests accounting treatment under GAAP.

       SECTION 5.7 Stock Options.

       (a) At the Effective Time, the Buyer will assume the Company's 1993 Stock Option and Incentive Plan, the Company's 1998 Incentive Stock Plan, and the OSB Financial Corp. 1992 Stock Option and Incentive Plan (collectively, the "Option Plans") and all of the Company's obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option (including, without limitation, the time periods allowed for exercise), a number of shares of Buyer Common Stock equal to the product of the Exchange Ratio and the number of shares of Company Common Stock subject to such option (provided that any fractional shares of Buyer Common Stock resulting from such multiplication shall be rounded up to the nearest share), at a price per share (rounded down to the nearest cent) equal to the exercise price per share of the shares of Company Common Stock subject to such option divided by the Exchange Ratio. The duration and other terms of the new option shall be the same as the original option, except that all references to the Company shall be deemed to be references to the Buyer. The Buyer agrees to take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of options under the Option Plans assumed by the Buyer in accordance with this Agreement.

       (b) Within ten (10) days after the Effective Time, the Buyer shall, to the extent necessary, file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of Buyer Common Stock subject to options to acquire Buyer Common Stock issued pursuant to
Section 5.7(a) hereof, and shall use its best efforts to maintain the current status of the prospectus related thereto, as well as comply with applicable state securities or Blue Sky Laws, for so long as such options remain outstanding.

       SECTION 5.8 SEC Filings. The Surviving Corporation shall make all filings with the SEC that are described in subsection (c) of Rule 144 under the Securities Act for a period of two years following the Effective Time.

                       ARTICLE VI - ADDITIONAL AGREEMENTS

       SECTION 6.1 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Buyer and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the shareholders of the Buyer and the shareholders of the Company and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. It shall be a condition precedent to the mailing of the Proxy Statement/Prospectus to the shareholders of the Buyer and the Company that the Company shall have received an opinion from Hovde Financial, Inc. that, as of the date thereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock, and the Buyer shall have received an opinion from McDonald Investments, Inc. that, as of the date thereof, the Exchange Ratio is fair from a financial point of view to Buyer.

       SECTION 6.2 Meetings of Shareholders. The Buyer and the Company shall promptly after the date of this Agreement take all action necessary in accordance with the WBCL, the Buyer Articles and the Buyer By-Laws, and the Company Articles and the Company By-Laws, to convene the Buyer Shareholders' Meeting and the Company Shareholders' Meeting. The Buyer and the Company shall use their best efforts to solicit from their respective shareholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the WBCL to approve the
Merger (including, without limitation, recommending that the respective shareholders approve this Agreement, the Merger and the transactions contemplated hereby and thereby), unless the Board of Directors of the Company or the Buyer, as the case may be, shall have determined in good faith based on the advice of counsel that such actions could reasonably be deemed to violate its fiduciary duty to the shareholders of the Buyer or the Company, as the case may be.

       SECTION 6.3 Appropriate Action; Consents; Filings. The Company and the Buyer shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Stock Option Agreement, (b) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the Stock Option Agreement and the consummation by them of the transactions contemplated hereby and thereby, (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Stock Option Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) the HSR Act, (iii) applicable federal or state banking laws and (iv) any other applicable Law; provided that, the Buyer and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law
(including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

       SECTION 6.4 Employee Stock Options and Other Employee Benefit Matters. Annex A hereto sets forth certain agreements with respect to the Company's employee and director stock options and other employee benefit matters.

       SECTION 6.5 Directors' and Officers' Indemnification and Insurance.

       (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries (including in his/her role as a fiduciary of the employee benefit plans of the Company or the Company Subsidiaries, if applicable) (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, the Buyer shall indemnify and hold harmless, to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel satisfactory to them; provided, however, that the (A) Buyer shall have the right to assume the defense thereof and upon such assumption the Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) Buyer shall in all cases be obligated pursuant to this Section 6.5(a) to pay for only one firm of counsel for all Indemnified Parties, (C) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Buyer thereof, provided that the failure to so notify shall not affect the obligations of the Buyer under this Section 6.5 except to the extent such failure to notify materially prejudices the Buyer.

       (b) The Surviving Corporation shall use its best efforts to purchase, and for a period of six (6) years after the Effective Time maintain in effect, directors and officers liability insurance coverage with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time ("D&O Coverage"). Such D&O Coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the aggregate annual coverage limit under the Company's existing directors' and officers' liability insurance policy, and in all other material respects shall be least comparable to such existing policy; provided, however, that in no event will the Surviving Corporation be required to expend, on an annual basis, as the cost of maintaining such D&O Coverage, more than 200% of the amount currently expended by the Company to procure its existing D&O Coverage (the "Maximum Premium"); and provided further, that if the Surviving Corporation is unable to obtain or maintain the D&O Coverage called for by this Section 6.5(b) for an amount equal to or less than the Maximum Premium, then the Surviving Corporation will nonetheless use its best efforts to procure and maintain as much comparable D&O Coverage as it can obtain for such Maximum Premium. Notwithstanding the foregoing, the Surviving Corporation, if it so elects, may satisfy its obligations under this Section 6.5(b) at any time by procuring one or more so-called "tail" or "runoff" policies of directors' and officers' liability insurance that insure against the risks that would be insured against by the D&O Coverage.

       (c) In the event the Buyer or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this section.

       (d) In addition to the other indemnification obligations set forth in this Section 6.5, the Buyer will fulfill the obligations to indemnify directors and officers of the Company contained in the Company Articles.

       (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

       SECTION 6.6 Notification of Certain Matters. The Company shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of the Company or the Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

       SECTION 6.7 Public Announcements. The Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the market or exchange on which the securities of the Buyer or the Company, as the case may be, are then traded.

       SECTION 6.8 Recision of Repurchase Programs. Prior to the Effective Time, the Buyer and the Company shall renounce and rescind their respective publicly announced share repurchase programs in order to meet the requirements for pooling of interests accounting treatment for the Merger under GAAP.

       SECTION 6.9 Dividends. After the date of this Agreement, each of the Buyer and the Company shall coordinate with the other the payment of dividends with respect to the Buyer Common Stock and the Company Common Stock and the record and payment dates relating thereto, it being the intention of the parties hereto that the holders of Buyer Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any single quarter with respect to their shares of Buyer Common Stock and/or Company Common Stock or the shares of Buyer Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

       SECTION 6.10 Issuance of Shares. If and to the extent necessary to reduce the aggregate number of "tainted treasury shares" to a number that is consistent with the accounting of the Merger as a "pooling of interests" under GAAP, each of the Buyer and the Company shall, prior to the Effective Time, coordinate with the other party with respect to the issuance of, and pursuant thereto shall issue, shares of Buyer Common Stock or Company Common Stock, as may be appropriate, in such manner, and limited to such number, as is necessary.

       SECTION 6.11 Expenses.

       (a) All Expenses (as defined below) incurred by the Buyer and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus.

       (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement and the Stock Option Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby and thereby.

                       ARTICLE VII - CONDITIONS OF MERGER

       SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

       (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Buyer or the Company, threatened by the SEC.

       (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Buyer and the Company.

       (c) Regulatory Approvals. (i) The Merger shall have been approved by the applicable regulatory authorities; (ii) all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied; and (iii) all waiting periods relating to such approval shall have expired.

       (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

       (e) Pooling of Interests. The Buyer and the Company shall have received a letter of the Company's independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to the Buyer and the Company, stating that the Company is an entity that qualifies for pooling of interests accounting treatment pursuant to GAAP and applicable SEC regulations. The Buyer and the Company shall also have received a letter of the Buyer's independent accountants, dated as of the Effective Time, in form and substance reasonably satisfactory to the Buyer and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests pursuant to GAAP and applicable SEC regulations.

       SECTION 7.2 Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Merger are also subject to the following conditions:

       (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule or notice to the Buyer under
Section 4.5 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

       (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

       (c) Consents Obtained. All Company Approvals and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except those for which failure to obtain such Company Approvals or make such filings would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

       (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Buyer Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer or the Buyer Subsidiaries of all or any portion of the business or assets of the Company, which in either case is reasonably likely to have a Material Adverse Effect on either the Company and the Company Subsidiaries taken as a whole or the Buyer and the Buyer Subsidiaries taken as a whole.

       (e) Federal Tax Opinion. The Buyer shall have received an opinion of Whyte Hirschboeck Dudek S.C., independent counsel to the Buyer, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and accordingly that no gain or loss will be recognized by Company as a result of the Merger. In rendering such opinion, Whyte Hirschboeck Dudek S.C. may require and rely upon representations and covenants contained in certificates of officers of the Buyer, the Company and others.

       (f) Comfort Letters. The Buyer shall have received from Wipfli Ullrich Bertelson LLP the "comfort" letters referred to in Section 4.3.

       (g) No Material Adverse Changes. Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. For purposes of this
Section 7.2(g) only, a Material Adverse Effect on the Company and the Company Subsidiaries shall be deemed to have been incurred if there has been (i) any reduction in the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to Market Risk) composite rating of Fox Cities to 3 or higher (i.e., 4 or 5) and/or (ii) any reduction in Fox Cities' CRA (Community Reinvestment
Act) rating to "substantial noncompliance" or worse. The Buyer shall have received a certificate of the Chief

Executive Officer and the Chief Financial Officer of the Company with respect to the foregoing matters.

       (h) Employment Agreements. James J. Rothenbach and Donald D. Parker shall have entered into Employment Agreements, containing substantially the terms and conditions set forth in Exhibits B and C, hereto, respectively. Each of Harold
L. Hermansen, James J. Goetz, Theodore W. Hoff and Phillip J. Schoofs shall have entered into a termination agreement relating to their respective employment agreements in a form reasonably acceptable to the parties and each of said individuals shall have received the payout amounts due him under his respective employment agreement.

       SECTION 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

       (a) Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement, without giving effect to any notice to the Company under Section 5.4 or 6.6, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole. The Company shall have received a certificate signed on behalf of the Buyer by the Chief Executive Officer and the Chief Financial Officer of the Buyer to the foregoing effect.

       (b) Agreements and Covenants. The Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

       (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Buyer for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Buyer, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole.

       (d) Federal Tax Opinion. The Company shall have received an opinion of Foley & Lardner, independent counsel to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations, assumptions and the Buyer's, Company's, and other certificates set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code, and that, accordingly, for federal income tax purposes:

              (i) No gain or loss will be recognized by the Company as a result of the Merger;

              (ii) No gain or loss will be recognized by the shareholders of the Company (except with respect to cash received in lieu of a fractional share interest in Buyer Common Stock);

              (iii) The aggregate tax basis of the Buyer Common Stock received by shareholders of the Company pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

              (iv) The holding period of Buyer Common Stock received by each shareholder of the Company in the Merger will include the holding period of Company Common Stock exchanged therefor, provided that such shareholder held such Company Common Stock as a capital asset within the meaning of Section 1221 of the Code on the Effective Time.

       In rendering such opinion, the Company's counsel may require and rely upon representations and covenants contained in certificates of officers of the Buyer, the Company and others. The Buyer and the Company agree to make such representations and covenants to the Company's counsel to facilitate the delivery of such opinion.

       (e) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Buyer Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Buyer or the Buyer Subsidiaries of all or any portion of the business or assets of Company, which in either case is reasonably likely to have a Material Adverse Effect on either the Company and the Company Subsidiaries taken as a whole or the Buyer and the Buyer Subsidiaries taken as a whole.

       (f) No Material Adverse Changes. Since the date of this Agreement, there shall not have been any change in the financial condition, results of operations or business of the Buyer and the Buyer Subsidiaries taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect on the Buyer and the Buyer Subsidiaries taken as a whole. For purposes of this
Section 7.3(f) only, a Material Adverse Effect on the Buyer and the Buyer Subsidiaries shall be deemed to have been incurred if there has been (i) any reduction in the CAMELS (Capital, Assets, Management, Earnings, Liquidity and Sensitivity to Market Risk) composite rating of any Buyer Subsidiary to 3 or higher (i.e., 4 or 5) and/or (ii) any reduction in any Buyer Subsidiary's CRA (Community Reinvestment Act) rating to "substantial noncompliance" or worse. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Buyer with respect to the foregoing matters.

       (g) Employment Agreements. The Buyer shall have entered into Employment Agreements, containing substantially the terms and conditions set forth in Exhibits B and C, hereto, with James J. Rothenbach and Donald D. Parker, respectively. Each of Harold L. Hermansen, James J. Goetz, Theodore W. Hoff and Phillip J. Schoofs shall have entered into a termination agreement relating to their respective employment agreements in a form reasonably acceptable to the parties and each of said individuals shall have received the payout amounts due him under his respective employment agreement.

       (h) Chief Executive Officer. Douglas J. Timmerman shall hold the office of Chairman of the Board, President and Chief Executive Officer of the Buyer.

       (i) Rabbi Trust. The rabbi trust contemplated by Section 7 of Annex A shall have been established.

                ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

       SECTION 8.1 Termination.

       (a) This  Agreement  may be terminated at any time prior to the Effective
Time:

              (i) by mutual consent of the Buyer and the Company by a vote of a majority of the members of the entire Boards of Directors of the Buyer and the Company;

              (ii) by either the Buyer or the Company if any approval of the shareholders of the Buyer or the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

              (iii) by the Company or the Buyer (A) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Company, on the one hand, or the Buyer, on the other hand, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or the Buyer, on the other hand, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 30 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to the Effective Time; provided, however, neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(a)(iii) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under
       Section 7.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 7.3(a) (in the case of a breach of a representation or warranty by the Buyer); and, provided further that this Agreement may not be terminated pursuant to this clause (iii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

              (iv) by the Company upon two days' prior written notice to the Buyer if, as a result of an unsolicited takeover proposal (as defined in Section 4.2(e)) by a party other than the Buyer or its affiliates, the Board of Directors of the Company determines in good faith that its failure to accept such takeover proposal could reasonably be deemed to constitute a breach of its fiduciary obligations under applicable law after consultation with and receipt of advice from outside counsel; provided, however, that, prior to any such termination, the Company (after disclosing to the Buyer the identity of the party making the takeover proposal and the financial terms thereof) shall, and shall cause its financial and legal advisors to, negotiate with the Buyer to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms.

              (v) by either the Buyer or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

              (vi) by either the Buyer or the Company if the Merger shall not have been consummated by September 30, 1999;

              (vii) by either the Buyer or the Company if any regulatory authority has denied approval of the Merger, and neither the Buyer nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; or

              (viii) by the Company pursuant to Section 1.6(d) hereof.

       SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and all rights and obligations of any party hereto shall cease except: (a) as set forth in Section 9.1 of this Agreement and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

       SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made without further approval of such shareholders which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

       SECTION 8.4 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                        ARTICLE IX - GENERAL PROVISIONS

       SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII, except that the agreements set forth in Article I and Sections 5.7, 5.8, 6.4 (including Annex A) and 6.5 shall survive the Effective Time and those set forth in Sections 4.4(b), 5.3(b), 6.11 and Article IX hereof shall survive termination indefinitely.

       SECTION 9.2 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement (including, without limitation, the provisions contained in each of Sections 1.6, 4.4(b), 5.3(b), 5.7, 5.8, 6.4 (including Annex A) and 6.5 of this Agreement) were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       SECTION 9.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

       (a)    If to the Buyer:

              Anchor BanCorp Wisconsin Inc.
              25 West Main Street
              Madison, Wisconsin 53703
              Attention: Douglas J. Timmerman, Chairman of the Board, President
                  and Chief Executive Officer

              With a copy to:

              Whyte Hirschboeck Dudek S.C.
              Suite 2100
              111 East Wisconsin Avenue
              Milwaukee, Wisconsin  53202
              Attention:  John F. Emanuel and Andrew J. Guzikowski

       (b)    If to the Company:

              FCB Financial Corp.
              420 South Koeller Street
              Oshkosh, Wisconsin 54902
              Telecopier:  (920) 303-4951
              Attention: James J. Rothenbach, President and Chief Executive
                  Officer

              With a copy to:

              Foley & Lardner
              777 East Wisconsin Avenue
              Milwaukee, Wisconsin  53202
              Telecopier:  (414) 297-4900
              Attention: Jay O. Rothman

       SECTION 9.4 Certain Definitions. For purposes of this Agreement, the term:

       (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

       (b) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

       (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

       (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

       (e) "subsidiary" or "subsidiaries" of the Company, the Buyer, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, the Buyer, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

       SECTION 9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       SECTION 9.7 Entire Agreement. This Agreement (including the agreements contemplated hereby) and the written confidentiality agreement in effect between the parties constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

       SECTION 9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Buyer may assign all or any of its rights hereunder and thereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

       SECTION 9.9 Parties in Interest. This Agreement (including Annex A hereto) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Sections 1.5 and
1.11 (which is intended to be for the benefit of the directors and specified officers of the Company and may be enforced by such persons), (b) Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties), (c) Section 5.7 and Section 6.4 (including Annex A hereto) (which are intended to be for the benefit of the directors, officers and employees of the Company and the Company Subsidiaries and may be enforced by such persons), and (d) Section 5.8 (which is intended for the benefit of affiliates of the Company and may be enforced by such persons).

       SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

       SECTION 9.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                               ANCHOR BANCORP WISCONSIN INC.


                               By:  /s/ Douglas J. Timmerman



                               FCB FINANCIAL CORP.


                               By:  /s/ James J. Rothenbach

                                     ANNEX A

                            EMPLOYEE BENEFIT MATTERS

       1. General

       (a) Those individuals who are employed by the Company or the Company Subsidiaries as of the Effective Time and who remain, at the Buyer's discretion, employees of the Buyer or the Buyer Subsidiaries following the Effective Time shall be referred to hereinafter as "Affected Employees".

       (b) The Buyer will give Affected Employees full credit for their prior service with the Company or the Company Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any Company Subsidiary) (i) for purposes of eligibility (including initial participation and eligibility for retirement benefits) and vesting under any qualified or nonqualified retirement or profit sharing plans maintained by the Buyer or any Buyer Subsidiary in which employees of the Company and the Company Subsidiaries may be eligible to participate and (ii) for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Buyer or any Buyer Subsidiary. Further, the Buyer shall treat compensation received from the Company or the Company Subsidiaries (or any compensation credited as such in connection with a previous acquisition by the Company or any Company Subsidiary) as compensation received from the Buyer or any Buyer Subsidiary for all purposes under any welfare benefit plans (including severance) and vacation plans and arrangements maintained by the Buyer or any Buyer Subsidiary.

       (c) The Buyer will waive or cause to be waived all limitations as to preexisting conditions and waiting periods with respect to participant and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in on or after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time.

       2. 401(k) Plan. Accounts in the Company's 401(k) plan of participants who are employed at the Effective Time by the Company or any Company Subsidiary will be fully vested as of the Effective Time.

       3. Employment Agreements. The current Employment Agreements with Messrs. Parker and Rothenbach will be superseded by the new Employment Agreements contemplated by Exhibit B and Exhibit C to the Agreement. The Employment Agreements with Messrs. Schoofs, Hoff, Hermansen and Goetz shall terminate and a payout shall be made thereunder as contemplated herein and by Section 7.3(g) of the Agreement. With respect to the Employment Agreements with Messrs. Schoofs, Hoff, Hermansen and Goetz, the Buyer agrees and acknowledges that the consummation of the Merger will constitute an involuntary termination of each of said executives for which they will be entitled to a termination payment as provided in Section 2.6 of each of said Employment Agreements. In each case, such payment will be equal to the product of 2.0 times the respective executive's "base amount" at the time of the Merger as determined in accordance with Section 280G(b)(3) of the Code. The parties intend that the termination payments will be made contemporaneous with the consummation of the Merger and that thereafter said Employment Agreements will be of no further force or effect except that the Surviving Corporation will continue to have the benefit of the confidentiality provisions set forth in Article IV of such Employment Agreements or the substantial equivalent thereof. Notwithstanding the foregoing, it is anticipated that each of Messrs. Schoofs, Hoff, Hermansen and Goetz will be offered employment with the Surviving Corporation following the Merger in accordance with Section 1.5 of the Agreement.

       4. Employee Welfare Benefits. Affected Employees will be integrated into the employee welfare benefit plans of the Buyer, including health, dental, group term life insurance, tuition reimbursement, long-term disability and other employee benefit plans available to similarly situated employees, as of the later of (i) the Effective Time; or (ii) at the discretion of the Buyer, such later date as is administratively practicable; provided, however, that Company's employee welfare benefit plans shall continue in force until the applicable Buyer employee welfare benefit plan applies to the Affected Employees.

       5. Severance Plan. Severance payments to employees of the Company or the Company Subsidiaries who are terminated by the Buyer or the Buyer Subsidiaries within nine (9) months of the Effective Time will be made in accordance with the severance schedule attached hereto.

       6. Deferred Compensation Agreements. The Deferred Compensation Agreements for Messrs. Parker and Hermansen shall be assumed in full by the Buyer or, subject to the agreement of the parties thereto, terminated as of the Effective Time with an appropriate payout of amounts accrued thereunder being made at the Effective Time.

       7. Unfunded Deferred Compensation Plan for Directors. The Unfunded Deferred Compensation Plan for Directors shall be assumed in full by the Buyer. A rabbi trust will be established with respect to such Plan prior to the Effective Time, which rabbi trust shall be automatically funded in the event that a change in control of the Surviving Corporation or the Surviving Bank occurs or in the event that Douglas J. Timmerman no longer holds the office of Chairman of the Board, President and Chief Executive Officer of the Buyer and AnchorBank.

       8. ESOP.

       (a) As of the date (the "Contribution Date") immediately prior to the Effective Time, the Company shall make a contribution to the Company's Employee Stock Ownership Plan (the "ESOP"), which, together with any dividends on the Company Common Stock held in the ESOP, will equal the amount the Company would have contributed to the ESOP pursuant to Section 3.01 of the ESOP as if the Effective Time were the last day of a Plan year, and in no event less than the amount needed to pay the current obligation under the Exempt Loan (as defined in the ESOP) and shall cause the Trustee of the ESOP to use the full amount of such contribution promptly to repay a portion of the outstanding Exempt Loan. As a result of the aforementioned contribution and repayment, the Company shall take such action as may be necessary or appropriate to cause shares of Company Common Stock to be released from the suspense account maintained under the ESOP and allocated to the accounts of Participants (as defined in the ESOP) as if the Contribution Date were the last day of the Plan year, but applying the 1000 hour requirement of Section 3.01(c) by multiplying 1000 by a fraction, the numerator of which is the days elapsed from the first day of the current Plan year to and including the Contribution Date and the denominator of which is 365.

       (b) The parties agree to take such action as may be necessary or appropriate:

       (i) to cause all ESOP Account balances to become fully vested and nonforfeitable as the Effective Time, and to freeze further entry into the ESOP;

       (ii) to cause the Trustee of the ESOP to sell, from the suspense account maintained under the ESOP, shares of stock of the Buyer with an aggregate value equal to the remaining outstanding ESOP indebtedness, after giving effect to the repayment described in paragraph (a) hereof, and to use the proceeds of such sale to repay in full all such outstanding ESOP indebtedness;

       (iii) to cause those shares of Buyer Common Stock (and any cash) remaining in the suspense account maintained under the ESOP, after giving effect to the aforementioned sale (the "Remaining Shares"), to be allocated among all Participants in proportion to the number of shares allocated to such Participants' ESOP Accounts as of the Effective Time unless another manner is required by the Internal Revenue Service (the "Service") as a condition to its issuance of a favorable determination letter regarding the qualified status of the ESOP upon its termination; and

       (iv) to cause the ESOP to be terminated and for the Account balances of all Participants to be distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as administratively prudent and consistent with any requirements in the determination letter from the Service, following the later of
              (A) the Effective Time or (B) the date of receipt of such favorable determination letter from the Service.

       (c) As soon as practicable after the date hereof, the Company shall file a request for a determination letter from the Service regarding the continued qualified status of the ESOP upon its termination, and the parties hereby agree to cooperate fully in all matters pertaining to such filing (including, but not limited to, making such changes to the ESOP and the proposed allocations described herein as may be requested by the Service as a condition to its issuance of a favorable determination letter; and authorizing and directing their respective counsel jointly to perform all acts necessary to secure such favorable determination letter from the Service (including preparing the determination letter application, filing such application with the Service, and dealing with any employee of the Service who reviews such application)). If, despite the Company's and the Buyer's attempts to obtain such a favorable determination letter, the Service does not permit all or any portion of the Remaining Shares to be allocated as of the Effective Time as contemplated hereby, the parties hereby agree to take such action as may be necessary to allocate the Remaining Shares (or amounts attributable thereto) as rapidly as possible among Participants in the ESOP in such other manner as is consistent with meeting their respective fiduciary duties under ERISA and with obtaining the Service's determination without limitation, and notwithstanding paragraph 8(b)(i) hereof, to cause the ESOP to remain in effect until all of the Remaining Shares have been allocated among such Participants' accounts and upon such basis as the Service may require or as may be necessary to avoid the imposition of any tax or other liability upon the Buyer in connection with the ESOP; provided, however, that no such action shall create any liability for the Buyer to make any contributions to the ESOP or to provide any replacement benefits to Participants outside the ESOP. In all events, it is the intention that the Participants in the ESOP will receive the entire benefit of the Remaining Shares which are unallocated after application of the above provisions. In the event that any action under this Agreement needs to be taken with respect to the ESOP on or after the Effective Time, such action may only be taken by and shall be the sole and exclusive responsibility of the Trustee; provided, however, that any and all such actions shall be taken in accordance with the provisions and intent of this Agreement.

       (d) The fees and expenses of administration of the ESOP shall be paid consistent with the historic practice of the ESOP and the Company.

       9. Bonus Plan. For that portion of fiscal 1999 or 2000 of the Company, depending upon and ending as of the Effective Time, each participant (subject to the proviso set forth in the last sentence of this Section 9) will receive a prorated portion of the bonus payment payable to such participant under the Company's Bonus Plan for fiscal year 1999 or 2000, as the case may be, based on the number of days which elapsed during such fiscal year as a percentage of 365 days. Any bonus payable to Donald D. Parker as contemplated by this Section 9 shall be equal to 50% of the equivalent bonus paid to James J. Rothenbach. In the event that the Effective Time occurs after March 31, 1999, but before payment of bonuses under the Company's Bonus Plan for fiscal 1999, accrued bonuses for fiscal 1999 shall be paid in accordance with the Company's past practices but in no event later than May 14, 1999. In the event that the Effective Time occurs after March 31, 1999, the Company's Bonus Plan for fiscal year 2000 will be substantially identical to the Company's Bonus Plan for fiscal year 1999 with such benchmarks as the parties may mutually agree; provided, however, that notwithstanding the foregoing, the Company may, in its sole discretion, determine not to implement a Bonus Plan for the fiscal year 2000.

       10. Assumption of Stock Options. The parties agree to take such actions as may be necessary to ensure that the Company's outstanding stock options are converted into options to purchase Buyer Common Stock and assumed by Buyer as contemplated by Section 5.7 of the Agreement. The Buyer acknowledges and agrees that the outstanding options will become exercisable (to the extent not then exercisable) as a result of the transactions contemplated by the Agreement.

       11. Other Agreements. Other agreements of the Company or the Company Subsidiaries relating to employee benefits shall be assumed in full by the Buyer. Such agreements are identified in the disclosure schedules to the Agreement.

                         SCHEDULE OF SEVERANCE PAYMENTS


Position                   Severance Pay
-------------------------- -----------------------------------------------------
Nonexempt Employee         2 weeks, plus 1 week for each full year of
                               continuous employment.
                           Minimum:  4 weeks
                           Maximum:  26 weeks
-------------------------- -----------------------------------------------------
Exempt Employee            2 weeks, plus 2 weeks for each full year of
                               continuous employment.
                           Minimum:  8 weeks
                           Maximum:  26 weeks
-------------------------- -----------------------------------------------------
Officer/Assistant
 Vice President            2 weeks, plus 2 weeks for each full year of
                               continuous employment.
                           Minimum:  12 weeks
                           Maximum:  36 weeks
-------------------------- -----------------------------------------------------
Vice President or Above    2 weeks, plus 2 weeks for each full year of
                               continuous employment.
                           Minimum:  24 weeks
                           Maximum:  52 weeks

                                                    ----------------------------
                                                            EXHIBIT A
                                                    ----------------------------


                             STOCK OPTION AGREEMENT

       STOCK OPTION AGREEMENT, dated January 5, 1999, between Anchor BanCorp Wisconsin Inc., a Wisconsin corporation ("Grantee"), and FCB Financial Corp., a Wisconsin corporation ("Issuer").

                                   WITNESSETH:

       WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement"); and

       WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer is granting Grantee the Option (as hereinafter defined); and

       WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement.

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

       1. a. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 764,295 (as adjusted as set forth in Sections 1(b) and 5(b) hereof) fully paid and nonassessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL"), shares of the common stock, par value $0.01 per share, of Issuer ("Issuer Common Stock") at a price per share of $27.45 (the "Option Price"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the then issued and outstanding shares of Issuer Common Stock. The number of shares of Issuer Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

       b. In the event that any additional shares of Issuer Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Issuer Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares of Issuer Common Stock in breach of any provision of the Merger Agreement.

       2. a. Grantee may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination

Event (as hereinafter defined); provided, however, that Grantee shall have sent the written notice of such exercise (as provided in subsection (e) of this
Section 2) within forty-five (45) days following such Subsequent Triggering Event (or such later period as provided in Section 10 hereof). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except (x) a termination by Grantee pursuant to Section 8.1(a)(iii) of the Merger Agreement, (y) a termination by Grantee or Issuer pursuant to Section 8.1(a)(ii) of the Merger Agreement if prior to the duly held meeting of the shareholders of the Issuer at which the required vote to approve the Merger was not obtained it shall have been publicly disclosed that any person (other than Grantee or any Grantee Subsidiary (as defined below)) shall have made, or disclosed an intention to make, a "takeover proposal" (as defined in the Merger Agreement) or (z) a termination by Issuer pursuant to Section 8.1(a)(iv) of the Merger Agreement (each such exception, a "Listed Termination"); or (iii) the passage of one (1) year after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement such that, in the case of the Merger Agreement, Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(a)(iii) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer either pursuant to Section 8.1(a)(iii) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement, pursuant to Section 8.1(a)(ii) of the Merger Agreement as a result of the failure of Grantee's shareholders to approve the Merger, or pursuant to Section 8.1(a)(viii) of the Merger Agreement. Notwithstanding the occurrence of an Exercise Termination Event, Grantee shall be entitled to purchase those shares of Issuer Common Stock with respect to which it has exercised the Option in accordance with the terms hereof prior to the Exercise Termination Event.

       b. The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

           i. Issuer or any subsidiary of Issuer (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement (including any letter of intent or memorandum of understanding) to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of the subsidiaries of Grantee (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger. For purposes of this Agreement, "Acquisition Transaction" shall mean either (x) a merger or consolidation, or any similar transaction, involving Issuer or Fox Cities Bank (other than internal mergers, consolidations or similar transactions involving solely Issuer and/or one or more existing wholly-owned Issuer Subsidiaries, provided, that any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other disposition of 35% or more of the consolidated assets, net revenues or net income of Issuer (on a consolidated basis), or (z) an issuance, sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Issuer or Fox Cities Bank;

           ii. Any person (other than Grantee or any Grantee Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the 1934 Act) or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of Issuer Common Stock (other then shares held in accounts related to Issuer's employee benefit plans);

           iii. The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose, or such meeting, in violation of the Merger Agreement, shall not have been held, or such meeting shall have been canceled prior to termination of the Merger Agreement if, in any event, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to the termination of the Merger Agreement), it shall have been publicly announced or disclosed that any person (other than Grantee or any Grantee Subsidiary) shall have made, or disclosed a bona fide intention to make, a proposal to engage in an Acquisition Transaction;

           iv. The Board of Directors of Issuer shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or any Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

           v. Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

           vi. Any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed with the Securities and Exchange Commission (the "SEC") a registration statement under the 1934 Act or tender offer materials with respect to, a potential exchange offer or tender offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person or a "group" (as such term is defined under the 1934 Act) of which such person is a member, would acquire beneficial ownership (as such term is defined in Rule 13d-3 of the 1934 Act), or the right to acquire beneficial ownership, of 20% or more of the then outstanding shares of Issuer Common Stock;

           vii. Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of and in order to facilitate engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the

Merger Agreement (whether immediately or after the giving of notice or passage of time or both);

           viii. Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Office of Thrift Supervision ("OTS") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

           ix. Any person (other than Grantee or any Grantee Subsidiary) shall acquire a sufficient number of outstanding shares of Issuer Common Stock to allow such person to elect a majority of the members of the Issuer Board or shall otherwise enter into an agreement or other arrangement by which such person would be entitled to elect or cause the appointment of a majority of the members of the Issuer Board.

       c. The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

           i. The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 51% or more of the then outstanding shares of Issuer Common Stock; or

           ii. The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 51%.

       d. Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option. Any period of time specified in this Agreement within which Grantee is entitled or required to exercise the Option or any other right granted to it hereunder, or to take any other action, which is specified to run from the occurrence of a Triggering Event, shall not commence to run until Grantee has received the notice of such Triggering Event required to be given by Issuer under this
Section 2(d).

       e. In the event Grantee is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase; provided, that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction or consummation has expired or been terminated; and, provided, further, without limiting the foregoing, that if prior notification to or approval of the OTS or any other regulatory or antitrust authority is required in connection with such purchase, Grantee shall file the required notice or application for approval, shall notify Issuer of such filing, and shall use its best efforts to process the same, then the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained, and in either event, any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

       f. At the closing referred to in subsection (e) of this Section 2, Grantee shall (i) pay to Issuer the aggregate purchase price for the shares of Issuer Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices; provided, however, that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Grantee from exercising the Option.

       g. At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Issuer Common Stock purchased by Grantee, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except as provided by Section 180.0622(2)(b) of the WBCL, and Grantee shall be deemed to be the holder of record of such shares, notwithstanding that the stock transfer books of Issuer may then be closed. Issuer shall pay its out-of-pocket expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee. If the Option should be exercised in part only, Issuer shall also deliver to Grantee a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder.

       h. Certificates for Issuer Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS OR BLUE SKY LAWS, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED JANUARY 5, 1999, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Grantee, which opinion shall be satisfactory to Issuer; and (iii) the legend may be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law or this Agreement.

       3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) to take all action as may from time to time be required in order to permit Grantee to exercise the Option and duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) to take all action provided herein to protect the rights of Grantee against dilution.

       4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Grantee to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of satisfactory indemnification and/or an appropriate indemnity bond, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

       5. In addition to the adjustment in the number of shares of Issuer Common Stock that is purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Issuer Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

       a. In the event of any change in, or distributions (other than the payment of cash dividends in the ordinary course consistent with past practice) in respect of, Issuer Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Issuer Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Issuer Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Issuer Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Issuer Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Issuer Common Stock), such number equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

       b. Whenever the number of shares of Issuer Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Issuer Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Issuer Common Stock purchasable after the adjustment.

       6. a. If, within one (1) year following exercise of the Option by Grantee, Issuer effects any registration or registrations of shares of Issuer Common Stock under the 1933 Act for its own account or for any other shareholder of Issuer (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Grantee to participate (on the same terms as any other participant) in such registration or registrations with respect to any or all of the shares of capital stock of Issuer acquired by Grantee pursuant to this Agreement that are then beneficially owned by Grantee (the "Registrable Securities"), subject to any existing priority registration rights granted to existing holders of Issuer Common Stock; provided, however, that if the managing underwriters in such offering advise Issuer that, in their written opinion, the number of Registrable Securities requested by Grantee to be included in such registration exceeds the number of shares of Issuer Common Stock which can be sold in such offering, Issuer may exclude from such registration all or a portion, as may be appropriate, of the Registrable Securities requested for inclusion by Grantee. Issuer shall provide Grantee written notice of its intent to effect such a registration and Grantee shall, by written notice to Issuer within ten (10) business days of receipt of notice from Issuer, request that a specified number of the Registrable Securities be included in the registration (the "Piggybank Registration Notice"). In the event that Grantee fails to provide the Piggyback Registration Notice, Grantee's rights with respect to participation in such registration shall lapse. Issuer reserves the right, in its sole discretion, to terminate at any time a registration effected pursuant to this Section 6(a).

       b. In addition to the rights provided pursuant to Section 6(a) hereof, at any time within one (1) year after the exercise of the Option, Grantee may, by written notice to the Issuer (the "Demand Registration Notice"), request the Issuer to register under the 1933 Act all or any part of the Registrable Securities.

       c. Upon any request or demand for registration under the preceding Sections 6(a) and 6(b), Issuer shall have the option exercisable by written notice delivered to Grantee within thirty (30) business days after the receipt of the Piggyback Registration Notice or the Demand Registration Notice, as the case may be, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price equal to the product of
(i) the number of  Registrable  Securities  to be so purchased by the Issuer and
(ii) the Fair Market Value (as defined below) of a share of such Registrable Securities. As used herein, the "Fair Market Value" of any share of Registrable Securities shall be the average of the daily last bid price for a share of Issuer Common Stock on the Nasdaq National Market during the five (5) trading days prior to the date on which the Piggyback Registration Notice or the Demand Registration Notice, as the case may be, for such share is received by Issuer.

       d. Any purchase of Registrable Securities by Issuer under Section 6(c) shall take place at a closing to be held at the principal executive offices of Issuer or at the offices of its counsel at any reasonable date and time designated by Issuer in such notice within thirty (30) business days after delivery of such notice, and payment of the purchase price for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.

       e. If Issuer  does not elect to exercise  its option  pursuant to Section
6(c) with respect to all Registrable Securities in connection with a registration effected pursuant to Section 6(b) hereof, it shall use its reasonable efforts to effect and keep current the registration under the 1933 Act of the unpurchased Registrable Securities proposed to be sold. Issuer will use its reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 60 (sixty) days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Registrable Securities; provided, however, that

           i. Grantee shall not be entitled to demand more than one (1) effective registration statement hereunder, and

           ii. Issuer will not be required to file any such registration statement during any period of time (not to exceed 120 days after such request in the case of clauses (A) and (B) below or 180 days in the case of clause (C) below) when

               (1) Issuer is in possession of material non-public information which it believes would be detrimental to be disclosed at such time and, in the opinion of counsel to Issuer, such information would be required to be disclosed if a registration statement were filed at that time;

               (2) Issuer is required under the 1933 Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

               (3)  Issuer  determines,  in  its  sole  discretion,   that  such
registration would interfere with any financing, acquisition or other material transaction involving Issuer or any of its affiliates.

       f. Issuer shall use its reasonable efforts to cause any Registrable Securities registered pursuant to this Section 6 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Grantee may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

       g. The registration rights set forth in this Section 6 are subject to the condition that Grantee shall provide Issuer with such information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to such holder as, in the judgment of counsel for Issuer, is necessary to enable Issuer to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

       h. A registration effected under this Section 6 shall be effected at Issuer's expense, except for underwriting discounts and commissions, brokers' fees and the fees and the expenses of counsel and other advisors to Grantee, and Issuer shall provide to the underwriters, if any, such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

       i. In connection with any registration effected under this Section 6, the parties agree

           i. to indemnify each other and the underwriters, if any, in the customary manner,

           ii. to enter into an underwriting agreement if the offering is an underwritten offering in form and substance customary for transactions of such type with the underwriters participating in such offering, and

           iii. to take all reasonable further actions which shall be reasonably necessary to effect such registration and sale (including if the managing underwriter, if any, reasonably deems it necessary, participating in road-show presentations).

       j. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or a national securities exchange, Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or a national securities exchange, as the case may be, and will its reasonable efforts to obtain approval of such listing as soon as practicable.

       7. a. At any time after the occurrence of a Repurchase Event (as defined below), (i) at the request of Grantee, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall (subject to applicable law and regulation) repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of Grantee delivered prior to an Exercise Termination Event (or such later period as provided in Section
10),  Issuer (or any successor  thereto)  shall

(subject to applicable law and regulation) repurchase such number of the Option Shares from Grantee as Grantee shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Issuer Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the three-month period immediately preceding the date Grantee gives notice of the required repurchase of this Option or Grantee gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Grantee and acceptable to Issuer.

       b. Grantee may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within thirty (30) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to Grantee the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

       c. To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within ten (10) business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee the Option Repurchase Price and the Option Share Repurchase Price in full (and Issuer hereby undertakes to use its reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices in order to accomplish such repurchase), Grantee may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall
(i) deliver to Grantee that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and
(ii) deliver to Grantee either (A) a new Agreement evidencing the right of Grantee to purchase that number of shares of Issuer Common Stock obtained by multiplying the number of shares of Issuer Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to Grantee and the denominator of which is the Option Repurchase Price, and/or (B) a certificate for the Option Shares it is then so prohibited from repurchasing.

       d. For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

           i. the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 75% or more of the then outstanding Issuer Common Stock; or

           ii. the  consummation  of any  Acquisition  Transaction  described in
Section 2(b)(i) hereof.

       8. a. In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person (other than Grantee or a Grantee Subsidiary), or engage in a plan of exchange with any person (other than Grantee or a Grantee Subsidiary) and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Issuer Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its or an Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

       b. The following terms have the meanings indicated:

           i. "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

           ii. "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

           iii. "Assigned Value" shall mean the market/offer price, as defined in Section 7.

           iv. "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale referred to in Section 8(a), but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

       c. The Substitute Option shall have the same terms as the Option; provided, that the exercise price therefor and number of shares subject thereto shall be as set forth in this Section 8; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Triggering Event; and provided, further that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which agreement shall be applicable to the Substitute Option.

       d. The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price, rounded up to the nearest whole share. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Issuer Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

       e. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this
Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this
Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

       f. Issuer shall not enter into any  transaction  described in  subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 8 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the 1934 Act or any successor provision)).

       9. a. At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within three-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

       b. The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within thirty (30) business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

       c. To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within ten (10) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable efforts to receive all required regulatory and legal approvals in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing.

       10. The specified periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as Grantee, Substitute Option Holder or Substitute Share Owner, as the case may be, is using all reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

       11. a. Issuer hereby represents and warrants to Grantee as follows:

           i. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

           ii. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable (except as provided in Section 180.0622(2)(b) of the WBCL), and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

           iii. The Issuer Board has approved the granting of the Option and the issuance of shares of Issuer Common Stock to Grantee for purposes of Section
180.1141 of the WBCL.

       b. Grantee hereby represents and warrants to Issuer as follows:

           i. Grantee has corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Grantee and the performance of its obligations hereunder by Grantee have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or for Grantee to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Grantee.

           ii. Grantee is an "accredited investor" as such term is defined in the 1933 Act and the regulations promulgated thereunder. Any Option Shares acquired upon exercise of this Option by Grantee will be acquired for Grantee's own account and for investment purposes only. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

       12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder, and Grantee may not transfer the Option to any other person, without the express written consent of the other party.

       13. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the OTS for approval to acquire the shares issuable hereunder.

       14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Issuer Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

       15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

       16. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to the conflict of law principles thereof.

       17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

       18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

       19. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

       20. Each party shall execute and deliver such other documents and instruments and take such further action that may be necessary in order to consummate the transactions contemplated hereby.

       21. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

       IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                       FCB FINANCIAL CORP.



                                      By:________________________




                                       ANCHOR BANCORP WISCONSIN INC.



                                       By:_______________________

                                                                       EXHIBIT B

                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT is effective as of the _______ day of _________________, 1999 between Anchor BanCorp Wisconsin Inc. (the "Company"), a Wisconsin-chartered corporation, AnchorBank, S.S.B. (the "Bank"), a Wisconsin-chartered savings association and wholly-owned subsidiary of the Company, their respective successors and assigns, and James J. Rothenbach (the "Executive").

                                    RECITALS

          WHEREAS, the Company and FCB Financial Corp ("FCB Financial") entered into an Agreement and Plan of Merger, dated January 5, 1999 (the "Merger Agreement"), providing for the combination of the Company and FCB Financial and a concurrent combination of the Bank and Fox Cities Bank ("FCB Bank") in a strategic merger, wherein the Company and the Bank survive the merger (collectively, the "Merger");

          WHEREAS, prior to the Merger, FCB Financial and FCB Bank employed the Executive as President and Chief Executive Officer;

          WHEREAS, Executive previously entered into an Employment Agreement, dated May 1, 1998, by and among Executive, FCB Financial and FCB Bank (the "Prior Agreement);

          WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, the Bank and the Executive entering into an Employment Agreement conforming to the terms hereof and the termination of the Prior Agreement;

          WHEREAS, Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and the Bank;

          WHEREAS, the Company and the Bank desire to retain the services of Executive in connection with the business activities of the Company and the Bank following the Merger.

          NOW,  THEREFORE,   in  consideration  of  the  foregoing  and  of  the
respective covenants and agreements of the parties herein contained, it is agreed as follows:

     1. Employment and Termination of Prior Agreement.

          (i) The Bank and Company shall employ Executive and Executive shall serve the Bank and Company on the terms, conditions and for the period set forth in Section 2 of this Agreement.

          (ii) Executive hereby acknowledges (a) receipt of the amounts due Executive under the Prior Agreement in connection with the Merger, which amount has been calculated in accordance with Section 2.6 of the Prior Agreement, and (b) termination of the Prior Agreement in its entirety. Company and Bank acknowledge termination of the Prior Agreement in its entirety.

          (iii) Pursuant to the terms of the Prior Agreement, the amounts due Executive thereunder as well as under any other agreement or plan were to be limited such that no portion of said payments would be deemed an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto are in agreement that the present value of any payment (including payments made under the Prior Agreement, after giving effect to the limitation referred to in the preceding sentence) to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on the occurrence of the Merger, and to which Section 280G of the Code applies (in the aggregate "Total Payments"), is equal to an amount that is one dollar less than the maximum amount that may be paid without the loss of deduction under Section 280G(a) of the Code. Present value of the Total Payments for purposes of this Agreement has been calculated in accordance with Section 280G(d)(4) of the Code. Notwithstanding the foregoing, if it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Total Payments is subject to the tax ("Excise Tax") imposed by Section 4999 of the Code (or any successor thereto), then Company and Bank shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of (1) any Excise Tax and any interest charges or penalties in respect to the imposition of such Excise Tax (but not any federal, state or local income tax) on the Total Payments, and (2) any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 1(iii) shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction of federal income taxes that could be obtained from deduction of such state and local taxes.

     2. Term of Employment. The period of Executive's employment under this Agreement shall begin as of ______________________, 1999 (the Commencement Date) and expire on the first anniversary of the Commencement Date, unless sooner terminated as provided herein; provided that, on a date no less than 180 days preceding the first anniversary and, assuming renewal of this Agreement as provided herein, on each subsequent anniversary, of the Commencement Date, the term of employment may be extended by action of the Bank's and Company's Boards of Directors, following an explicit review by the Boards of Executive's performance under this Agreement (with appropriate documentation thereof and after taking into account all relevant factors including Executive's performance hereunder), to add one additional year to the remaining term of employment. The Boards of Directors of the Company and the Bank shall provide Executive with at least one hundred eighty (180) days' advance written notice of any decision on their part not to extend the Agreement prior to the expiration of the initial term or any renewal term hereof; in the absence of such written notice the term of this Agreement shall automatically be so extended. The term of employment as in effect from time to time hereunder shall be referred to as the "Employment Term". In the event the Company and Bank give notice to Executive that at the end of the initial term of this Agreement it shall not be renewed, Executive shall nonetheless continue as an employee of the Company and the Bank hereunder (including for purposes of all employee benefit and other plans), and shall continue to render the services required of him hereunder, for the remainder of such initial term; provided that the Company and Bank will make reasonable accommodation to the Executive for the time required for his efforts to secure other employment during such period. In the event that Company and Bank give notice to Executive that any subsequent renewal term of this Agreement shall not be renewed, Executive may terminate his employment under this Agreement at any time following the receipt of such notice; provided, however, that in such event Executive shall, as a severance benefit, continue to receive his compensation and benefits as provided in
Section 4 through the expiration of the Employment Term and for purposes of all employee benefit and other plans shall continue to be deemed an employee of Company and Bank through the expiration of such Employment Term.

     3. Positions and Duties. Executive shall serve as Senior Vice President of the Bank and Company (or in such other position and with such other title as the Board of Directors of the Bank and the Company may determine, provided that the level of authority and responsibilities attendant to Executive's position are not materially reduced) and as a member of the management team. As such, Executive shall report directly to the 1st Vice President-Commercial Lending of the Bank and be generally responsible for management services of the type customarily performed by persons serving in similar capacities at other institutions, together with such other duties and responsibilities as may be appropriate to Executive's position and as may be from time to time determined by the Bank's and Company's Boards of Directors to be necessary to their operations and in accordance with their bylaws. Company and Bank agree that during the Employment Term they will not reduce materially Executive's level of authority, status or responsibilities without Executive's prior written consent. Furthermore, Executive shall not be required, without his prior written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan areas, except for reasonable business travel in connection with the business of Company and Bank.

     4. Compensation. As compensation for services provided pursuant to this Agreement, Executive shall receive from the Bank and the Company (collectively, "Employers") the compensation and benefits set forth below:

          (i) Base Salary. During the Employment Term, Executive shall receive from Employers a base salary ("Base Salary") in such amount as may from time to time be approved by their Boards of Directors. The Base Salary shall at no time be less than $155,000 per annum. The Base Salary may be increased from time to time as determined by the Employers' Boards of Directors, provided that no such increase in Base Salary or other compensation shall in any way limit or reduce any other obligation of the Employers under this Agreement. Once established at a specified annual rate, Executive's Base Salary shall not thereafter be reduced except as part of a general pro-rata reduction in compensation applicable to all Executive Officers. Executive's Base Salary and other compensation shall be paid in accordance with the Employers' regular payroll practices as from time to time in effect. For purposes of this Agreement, the term "Executive Officers" shall mean all officers of the Bank and/or Company having a written Employment Agreement.

          (ii) Bonus and Incentive Plans. Executive shall be entitled, during the Employment Term, to participate in and receive payments from all bonus and other incentive compensation plans (as currently in effect, as modified from time to time, or as subsequently adopted); provided, however, that nothing contained herein shall grant Executive the right to continue in any bonus or other incentive compensation plan following its discontinuance by the Board or Boards (except to the extent Executive had earned or otherwise accumulated vested rights therein prior to such discontinuance). In addition, Executive shall participate in all stock purchase, stock option, stock appreciation right, stock grant, or other stock based incentive programs of any type made available by Employers to their Executive Officers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all Executive Officers of the Employers and does not result in a proportionately greater adverse change in the rights and benefits of Executive as compared with other Executive Officers. Any stock options granted to Executive pursuant to any of the foregoing plans shall provide that they vest in full no later than one day prior to the end of the Employment Term hereunder; provided that such vesting will not be accelerated if the Executive's employment is terminated for "cause" as provided in Section 5 hereof.

          (iii) Other Benefits. During the Employment Term, Employers shall provide to Executive all other benefits of employment (or, with Executive's consent, equivalent benefits) generally made available to other Executive Officers. Such benefits shall include participation by Executive in any group health, life, disability, or similar insurance program and in any pension, profit-sharing, Employee Stock Ownership Plan ("ESOP"), 401(k) or other or similar retirement program. Employers shall continue in effect any individual insurance plans or deferred compensation agreements in effect as of the Commencement Date and Executive shall be entitled to use of an automobile provided by Employers under the terms of such corporate automobile policy as they shall maintain in effect and as it may be amended from time to time; provided, however, that if the Employers' corporate automobile policy is amended in a manner adverse to Executive, or this Agreement is terminated, in either case on or prior to the first anniversary of the Commencement Date, Executive shall be entitled to purchase his current automobile (1998 Buick LaSabre) or a comparable vehicle from the Employers for the lesser of $3,000 or the net book value of such vehicle.

          Executive shall receive at least four weeks of paid vacation per annum, sick time, personal days and other perquisites in the same manner and to the same extent as provided under the Employers' policies as in effect from time to time for other Executive Officers. In addition, Employers shall provide Executive with a membership in the Oshkosh Country Club or its equivalent. Employers shall also reimburse Executive or otherwise provide for or pay all reasonable expenses incurred by Executive in furtherance of or in connection with the business of Employers, including but not by way of limitation, travel expenses and all reasonable entertainment expenses (whether incurred at Executive's residence, while traveling or otherwise) subject to such reasonable documentation and other limitations as may be imposed by the Boards of Directors of the Employers.

          Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment provided under this Subsection 4(iii) following termination or discontinuance of such plan, program or perquisite by the Board (except to the extent Executive had previously earned or accumulated vested rights therein).

     5. Termination. In addition to a termination of employment by Executive as contemplated in Section 2, this Agreement may be terminated prior to the expiration of the Employment Term, subject to payment of the compensation and other benefits described below, upon occurrence of any of the events described herein. In case of such termination pursuant to this Section 5, the date on which Executive ceases to be employed under this Agreement, after giving effect to any prior notice requirement, is referred to as the "Termination Date".

          (i) Death, Retirement. This Agreement shall terminate at the death or retirement of Executive. As used herein, the term "retirement" shall mean Executive's retirement in accordance with and pursuant to any retirement plan of the Employers generally applicable to Executive Officers or in accordance with any retirement arrangement established for Executive with his consent.

          If termination occurs for such reason, no additional compensation shall be payable to Executive under this Agreement except as specifically provided herein. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which he was entitled under Section 4 through the Termination Date and, in addition, shall receive all other benefits available to him under the Bank's benefit plans and programs to which he was entitled by reason of employment through the Termination Date.

          (ii) Disability. This Agreement shall terminate upon the disability of Executive. As used in this Agreement, "disability" shall mean Executive's inability, as the result of physical or mental incapacity, to substantially perform his employment duties for a period of 90 consecutive days. Any question as to the existence of Executive's disability upon which Executive and Employers cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and Employers or, if the parties are unable to agree upon a physician within ten (10) days after notice from either to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains his principal residence. The costs of any such medical examination shall be borne by the Employers. If Executive is terminated due to disability, he shall be paid 100% of his Base Salary at the rate in effect at the time notice of termination is given for one year and thereafter an annual amount equal to 75% of such Base Salary for any remaining portion of the Employment Term, such amounts to be paid in substantially equal monthly installments and offset by any monthly payments actually received by Executive during the payment period from (i) any disability plans provided by the Employers, and/or (ii) any governmental social security or workers compensation program.

          If termination occurs for such reason, no additional compensation shall be payable to Executive except as specifically provided herein. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which he was entitled under
Section 4 through the Termination Date and, in addition, shall receive all other benefits under the Employers' benefit plans and programs to which he was entitled by reason of employment through the Termination Date.

          (iii) Cause. Employers may terminate Executive's employment under this Agreement for cause at any time, and thereafter their obligations under this Agreement shall cease and terminate. Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4, and the plans and programs provided therein, by reason of employment through the Termination Date.

          For purposes of this Agreement, "Cause" shall mean: (i) the intentional failure by Executive to substantially perform his duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by Employers, which demand specifically identifies the manner in which they believe Executive has not substantially performed his duties, (ii) any willful act of misconduct by Executive, (iii) a criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking or savings and loan laws of the United States, (iv) a criminal conviction of Executive for the commission of any felony, (v) a breach of fiduciary duty involving personal profit, (vi) a willful violation of any law, rule or regulation (other than a traffic violation or similar offenses) or final cease and desist order; or (vii) personal dishonesty or material breach by Executive of any provision of this Agreement.

          For purposes of this Subsection 5(iii), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Employers.

          (iv) Voluntary Termination by Executive. In addition to the right to terminate employment following a nonrenewal of this Agreement as provided in
Section 2, Executive may voluntarily terminate his employment under this Agreement at any time by giving at least thirty (30) days prior written notice to Employers. In the event of a termination pursuant to this Section 5(iv), Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4 through the Termination Date, in addition to all other benefits available to him under benefit plans and programs to which he was entitled by reason of employment through the Termination Date.

           (v)        Suspension or Termination Required by the OTS

           (A) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employers' affairs by a notice served under Section 8(e)(3), or
                      Section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C.ss.1818(e)(3) and (g)(1)], the Employers' obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers shall (i) pay Executive all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.

           (B) If Executive is removed and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. ss. 1818(e)(4) or (g)(1)], the obligations of the Employers under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

           (C) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Executive.

           (D) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the Employers' continued operations (i) by the Director of the Office of Thrift Supervision ("OTS"), or his or her designee at the time the Federal Deposit Insurance Corporation ("FDIC") or Resolution Trust Corporation ("RTC") enters into an agreement to provide assistance to or on behalf of the Employers under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director of the OTS, or his or her designee, at the time it approves a supervisory merger to resolve problems related to operation of the Employers or when the Employers are determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

           (E) In the event that 12 C.F.R. ss. 563.39, or any successor regulation, is repealed, this Section 5(v) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. ss. 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (1) the amended or modified provision is required to be included in this Agreement; or (2) if not so required, the Executive requests that the Agreement be so revised.

          (vi) Other Termination. If this Agreement is terminated by the Employers (1) other than for cause, death, disability or retirement, or (2) by Executive due to a failure by Employers to comply with any material provision of this Agreement, which failure has not been cured within thirty (30) days after notice of such non-compliance has been given by Executive to Employers, then following the Termination Date the Executive shall receive (a) his Base Salary through the end of the Employment Term, (b) his theretofore unpaid Base Salary for the period of employment up to the Termination Date, (c) medical, dental and life insurance through the end of the Employment Term and the other employee benefits contemplated by Section 4 through the end of the Employment Term, and
(d) any other benefits to which Executive is entitled by law or the specific terms of the Bank's policies in effect at the time of termination of employment.

     6.       General Provisions.

           (i)        Successors; Binding Agreement.

           (A) Employers will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers ("successor organization") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employers would have been required to perform if no such succession had taken place.

                      As used in this Agreement "Employers" shall mean the Employers as hereinbefore defined (and any successor to their business and/or assets) which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of this Agreement or law. Failure of the Employers to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive, if he elects to terminate this Agreement, to compensation from the Employers in the same amount and on the same terms as he would be entitled to under this Agreement if he terminated his employment under Section 5(vi). For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

           (B) No right or interest to or in any payments or benefits under this Agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of Executive.

           (C) This Agreement shall be binding upon and inure to the benefit of and be enforceable by (1) Executive and his heirs, beneficiaries and personal representatives, and (2) the Employers and any successor organization.

           (ii) Noncompetition Provision. Executive acknowledges that the development of personal contacts and relationships is an essential element of the savings and loan business, that FCB Financial and FCB Bank have invested and Employers will during the Employment Term invest considerable time and money in his development of such contacts and relationships, that Employers could suffer irreparable harm if he were to leave employment and solicit the business of the Employers customers, and that it is reasonable to protect the Employers against competitive activities by Executive. Executive covenants and agrees, in mutual promises contained herein, that in the event of any termination or cessation of his employment hereunder (regardless of the reason for such termination or cessation), Executive shall not accept employment with or render services (in any capacity, whether as employee, officer, director, partner, trustee consultant or otherwise) to any Significant Competitor of Bank for a period of one (1) year following such termination. For purposes of this Agreement, the term Significant Competitor means any financial institution including, but not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment, or during the period of this covenant not to compete, has a home, branch or other office in the Wisconsin counties of Winnebago and Outagamie or which has, during the twelve (12) months preceding Executive's termination, originated, or which during the period of this covenant not to compete originates, more than $5,000,000 in commercial or mortgage loans secured by real property in any such county; provided, however, that Executive shall not be deemed to have breached this covenant not to compete (a) solely by reason of his rendering services otherwise prohibited by this Section 6(ii) for a financial institution which has its home office located outside of the Wisconsin counties of Winnebago and Outagamie if he renders such services from a full-service banking office of such financial institution which is located outside these same Wisconsin counties or (b) if his sole relationship with any other such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than five percent (5%) of such entity's outstanding equity interests.

          Executive agrees that the non-competition provisions set forth herein are necessary for the protection of the Employers and are reasonably limited as to (i) the scope of activities affected, (ii) their duration and geographic scope, and (iii) their effect on Executive and the public. In the event Executive violates the non-competition provisions set forth herein, the Employers shall be entitled, in addition to its other legal remedies, to enjoin the employment of Executive with any Significant Competitor for the period set forth herein. If Executive violates this covenant and the Employers bring legal action for injunctive or other relief, the Employers shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date such relief is granted, but reduced by any period between commencement of the period and the date of the first violation.

          (iii) Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, posted prepaid, addressed as follows:


If to the Bank                 Anchor BanCorp Wisconsin Inc./
                               AnchorBank, S.S.B.
                               25 West Main Street
                               Madison, Wisconsin 53703

If to the Executive            James J. Rothenbach

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          (iv) Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement (or to recover damages for breach of it), the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such litigation, in addition to any other relief to which such prevailing party may be entitled.

          (v) Withholding. Employers shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold. Employers shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

          (vi) Notice of Termination. Any purported termination by the Employers under Section 5(i) (in the case of retirement), (ii), (iii) or (vi), or by Executive under Sections 2, 5(i) (in the case of retirement) (iii), (iv) or (vi) shall be communicated by written "Notice of Termination" to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of termination of Executive's employment for Cause or termination by Executive pursuant to Section 2; and (iv) is given in the manner specified in
Section 6(iii) of this Agreement.

          (vii) Miscellaneous. No provision of this Agreement may be amended, waived or discharged unless such amendment, waiver or discharge is agreed to in writing and signed by Executive and such officers of the Employers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

          (viii) Mitigation; Exclusivity of Benefits. The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Termination Date or otherwise.

          (ix) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (x)   Counterparts.   This   Agreement  may  be  executed  in  several
counterparts,   each  of  which  together  will  constitute  one  and  the  same instrument.

          (xi) Headings. Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

          (xii) Effective Date. The effective date of this Agreement shall be the date indicated in the first section of this Agreement, notwithstanding the actual date of execution by any party.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

                                   Executive:



                                   James J. Rothenbach


                                   ANCHOR BANCORP WISCONSIN INC.
                                             (CORPORATE SEAL)


                                   By:

                                   Its:


                                   ANCHORBANK, S.S.B.
                                             (CORPORATE SEAL)


                                   By:

                                   Its:

                                                    ----------------------------
                                                               EXHIBIT C
                                                    ----------------------------

                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this _______ day of ________________ 1999, between Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the "Company"), AnchorBank, S.S.B., a Wisconsin-chartered savings bank which is wholly-owned by the Company ("AnchorBank") and Donald D. Parker (the "Executive").

       WHEREAS, FCB Financial Corp., a Wisconsin corporation ("FCB"), entered into an Agreement and Plan of Merger, dated January 5, 1999 (the "Merger Agreement"), providing for the combination of the Company and FCB and a concurrent combination of AnchorBank and Fox Cities Bank ("Fox Cities") in a merger, wherein the Company and AnchorBank survive the merger (collectively, the "Merger"); and

       WHEREAS, prior to the Merger, the Executive was employed as Chairman of the Board of FCB and Fox Cities pursuant to an Employment Agreement, dated May 1, 1997, between FCB, Fox Cities and the Executive (the "Prior Agreement"); and

       WHEREAS, consummation of the Merger contemplated by the Merger Agreement is conditioned upon the Company, AnchorBank and the Executive entering into an Employment Agreement conforming to the terms hereof and superseding the Prior Agreement; and

       WHEREAS, the Executive's skills and extensive experience and knowledge in the financial institutions industry will substantially benefit the Company and AnchorBank; and

       WHEREAS, the Company and AnchorBank desire to retain the services of the Executive in connection with the business activities of the Company and AnchorBank following the Merger.

       NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is agreed as follows:

                                   ARTICLE I
                                   EMPLOYMENT

1.1      Term of Employment; Termination of Prior Agreement.

       The Company and AnchorBank hereby agree to employ the Executive for a period commencing on ___________, 1999 (the "Commencement Date") and terminating upon the Executive's retirement on October 31, 1999, subject to earlier termination as provided in Article II hereof. This Agreement shall supersede the Prior Agreement and the parties hereto agree and acknowledge that, following execution of this Agreement, the Prior Agreement shall be of no further force or effect.

1.2      Duties of the Executive.

       The Company and AnchorBank hereby employ the Executive, and the Executive hereby accepts employment with the Company and AnchorBank, upon the terms and conditions hereinafter set forth for the term of this Agreement. The Executive is employed by AnchorBank to perform the duties of Senior Vice President of AnchorBank, and the Company shall cause AnchorBank to appoint the Executive to such position. As part of the Executive's employment by AnchorBank hereunder, the Executive shall also serve as, and the Company hereby appoints the Executive during the term of his employment by AnchorBank hereunder to serve as, Senior Vice President of the Company. The services to be performed by the Executive shall include those normally performed by the Senior Vice President of similar banking organizations and as directed by the Board of Directors of the Company and AnchorBank, respectively, which are not inconsistent with the foregoing; provided, however, that in no event shall the Executive be obligated to perform duties substantially different from those the Executive performed under the Prior Agreement. The Executive agrees to devote his full business time to the rendition of such services, subject to absences for customary vacations and for temporary illnesses and except as otherwise provided by the Board of Directors of each of the Company and AnchorBank. The Company and AnchorBank each agree that during the term of this Agreement it will not reduce the Executive's current job title, status or responsibilities without the Executive's prior written consent. Furthermore, the Executive shall not be required, without his express written consent, to be based anywhere other than within the Oshkosh-Neenah/Menasha-Appleton metropolitan area, except for reasonable business travel in connection with the business of the Company and AnchorBank

1.3      Compensation.

       Upon execution of this Agreement, the Company and AnchorBank shall pay the Executive a lump sum amount equal to $____________ as a signing bonus and as consideration for termination of the Prior Agreement, and, thereafter, AnchorBank agrees to compensate, and the Company agrees to cause AnchorBank to compensate, the Executive for his services hereunder during the term of this Agreement by payment of a salary at the annual rate of $_____________ in such monthly, semi-monthly or other payments as are from time to time applicable to other executive officers of AnchorBank. In order to determine the salary paid the Executive hereunder for purposes of calculating benefits under employee benefit plans in which the Executive participates, the aggregate of the signing bonus and the salary provided in the preceding sentence shall be used. The Executive's salary may be increased from time to time during the term of this Agreement in the sole discretion of the Board of Directors of AnchorBank, but the Executive's salary shall not be reduced below the level then in effect. In addition, the Executive shall be entitled to participate in incentive compensation plans as may from time to time be established by the Company or AnchorBank on an equivalent basis as other executive officers of the Company or AnchorBank (but recognizing differences in responsibilities among executive officers). All advisory director fees in respect to the Company and AnchorBank received by the Executive shall be included along with his salary for purposes of computing any amount to which he may become entitled under any employee benefit plan of the Company and AnchorBank.

1.4      Benefits.

       (a) The Executive  shall be provided the following  additional  benefits,
(i) participation in any pension, profit-sharing, deferred compensation or other retirement plan, (ii) medical, dental and life insurance coverage consistent with coverages provided to other executive officers of AnchorBank, (iii) the use of an automobile and membership or appropriate affiliation with a service club and a recreational club, (iv) reimbursement of business expenses reasonably incurred in connection with his employment and expenses incurred by his spouse when accompanying the Executive, (v) paid vacations and sick leave in accordance with prevailing policies of AnchorBank, provided that allowed vacations shall in no event be less than five weeks per annum (determined pro rata based on the term of this Agreement), and (vi) such other benefits as are provided to other executive officers of AnchorBank; provided that amounts allocated to the Executive's personal use under clause (iii) above and additional charges for the Executive's spouse pursuant to clause (iv) above shall be treated as taxable income to the Executive in accordance with applicable AnchorBank policies.

       (b) If the Executive shall become temporarily disabled or incapacitated to the extent that he is unable to perform the duties of Senior Vice President of the Company or AnchorBank for three (3) consecutive months, he shall nevertheless be entitled to receive 100 percent of his compensation and benefits under Sections 1.3 and 1.4 of this Agreement for the period of his disability up to three (3) months, less any amount paid to the Executive under any other disability program maintained by the Company or AnchorBank or disability insurance policy maintained for the benefit of the Executive by the Company or AnchorBank. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated. In the event that the Executive returns to active employment on other than a full-time basis with the approval of the Board of Directors of AnchorBank, then any future compensation to be paid the Executive (as set forth in Section 1.3 of this Agreement) shall be reduced proportionately based upon the fraction of full-time employment devoted by the Executive to his employment and responsibilities at AnchorBank and the Company. But, if he is again unable to perform the duties of Senior Vice President of the Company and AnchorBank hereunder due to disability or incapacity, he must have been engaged in active full-time employment (which period of full-time employment shall also include employment with FCB and Fox Cities) for at least twelve (12) consecutive months immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this Section (b).

1.5      Covenant Not to Compete.

       The Executive acknowledges that the Company and AnchorBank would be substantially damaged by an association of the Executive with a depository institution that competes for customers with the Company and AnchorBank. Without the consent of the Company, the Executive shall not at any time during the term of this Agreement or the Executive's employment by the Company and AnchorBank, and for a period of one year thereafter (regardless of the reason for termination), (i) on behalf of himself or as agent of any other person solicit any person who was a customer of the Company or AnchorBank (or the former FCB or Fox Cities) or any of their subsidiaries during the two year period prior to the termination of this Agreement or the Executive's employment hereunder or under the Prior Agreement for the purpose of offering the same products or rendering the same services to such customer as were provided or proposed to be provided by the Company or AnchorBank (or the former FCB or Fox Cities) or any of their subsidiaries to such customer as of the time of termination of the Executive's employment, (ii) directly or indirectly, on the Executive's behalf or in the service or on the behalf of others, render or be retained to render similar services as described in Section 1.2 hereof, whether as an officer, partner, trustee, consultant, or employee for any depository institution, which has a banking office located within 10 miles of any office of the Company, AnchorBank, the former Fox Cities or any banking office of the former FCB (in the case of Fox Cities or FCB in existence immediately prior to the Commencement Date), provided, however, that the Executive shall not be deemed to have breached this undertaking if (a) he renders services otherwise prohibited by this paragraph (ii) for a depository institution which has its home office located outside of the Wisconsin counties of Winnebago and Outagamie and he renders such services from a full-service banking office of such depository institution which is located outside these same Wisconsin counties, or (b) his sole relationship with any other such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than three percent (3%) of such entity's outstanding equity interest, or (iii) actively induce or solicit any employees of the Company or AnchorBank (including former employees of Fox Cities or FCB who are then employed by the Company or AnchorBank) to leave such employ. For purposes of this Section 1.5, "person" shall include any individual, corporation, partnership, trust, firm, proprietorship, venture or other entity of any nature whatsoever.

                                   ARTICLE II
                            TERMINATION OF EMPLOYMENT

2.1    Voluntary Termination of Employment by the Executive.

       The Executive may terminate his employment hereunder at any time for any reason upon giving the Company and AnchorBank written notice, at least ninety
(90) days prior to termination of employment. Upon such termination, the Executive shall be entitled to receive the Executive's theretofore unpaid base salary in effect at the date such written notice is given for the period of employment up to the date of termination, and the Executive and his spouse and dependents will be entitled to further medical coverage, at his and/or their expense, to the extent required by COBRA.

2.2      Termination of Employment for Death.

       If the Executive's employment is terminated by reason of the Executive's death, then the Executive's personal representative shall be entitled to receive the Executive's theretofore unpaid base salary for the period of employment up to the date of death. The Executive's spouse and dependent children shall continue to be entitled, at the expense of AnchorBank (subject to then existing co-payment features applicable under AnchorBank's medical insurance plan) if it is an insured plan, to further medical coverage to the extent permitted by COBRA; provided that, if AnchorBank's plan is not insured, AnchorBank will pay to the Executive's spouse an additional monthly death benefit during the applicable COBRA period, based upon COBRA rates in effect at the time of the Executive's death, in an amount equal to the COBRA rate plus taxes due on such cash payment; provided further that this benefit shall cease if the spouse and dependents cease to be eligible for COBRA coverage.

2.3      Termination of Employment for Disability.

       If the Executive becomes Totally and Permanently Disabled (as defined below) during the term of this Agreement, the Company and AnchorBank may terminate the Executive's employment and this Agreement, except Section 1.5 and
Article IV hereof, by giving the Executive written notice of such termination not less than 5 days before the effective date thereof. If the Executive's employment and this Agreement are terminated pursuant to this Section 2.3, the Company and AnchorBank shall pay to the Executive his theretofore unpaid base salary for the period of employment up to the date of termination, and the Company and AnchorBank shall have no further obligations to the Executive under this Agreement, except for any COBRA obligations. The Executive is Totally and Permanently Disabled for purposes of this Section 2.3 if he is disabled or incapacitated to the extent that he is unable to perform the duties of Senior Vice President of the Company or AnchorBank for more than three (3) consecutive months, and such disability or incapacity (i) is expected to continue for more than three (3) additional months as certified by a medical doctor of the Company's choosing which is not contradicted by a doctor of the Executive's choosing or (ii) shall have in fact continued for more than three (3) additional months.

2.4      Termination of Employment by the Company for Just Cause.

       The Company and AnchorBank may terminate the Executive's employment hereunder for Just Cause (as such term is defined below), in which case the Executive shall be entitled to receive the Executive's theretofore unpaid base salary for the period of employment up to the date of termination, but shall not be entitled to any compensation or employment benefits pursuant to this Agreement for any period after the date of termination, or the continuation of any benefits except as may be required by law, including, at his own expense, COBRA.

       "Just Cause" shall mean personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under this Agreement, intentional failure to perform stated duties (provided that such nonperformance has continued for 10 days after the Company and AnchorBank has given written notice of such nonperformance to the Executive and its intention to terminate the Executive's employment hereunder because of such nonperformance), willful violation of any law, rule or regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, termination under the provisions of Section 2.7(b) and (c) or material breach of any provision of this Agreement.

2.5    Termination of Employment by the Company and AnchorBank Without Cause.

       The Company and AnchorBank may terminate the Executive's employment hereunder without cause, in which case the Executive shall receive (a) his base salary under Section 1.3 hereof through the then remaining term of employment under Section 1.1, (b) his theretofore unpaid base salary for the period of employment up to the date of termination, (c) medical, dental and life insurance and all other benefits through the then remaining term of employment under
Section 1.1  consistent  with the terms and conditions set forth in Section 1.4,
(d) any other benefits to which the Executive is entitled by law or the specific terms of the Company's and AnchorBank's policies in effect at the time of termination of employment and (e) an amount equal to the product of the Company's and AnchorBank's annual aggregate contribution, for the benefit of the Executive, to all qualified retirement plans in which the Executive participated multiplied by the fraction of a year remaining in the term of employment under
Section 1.1. The benefit in (e) under this Section 2.5 shall be in addition to any benefit payable from any qualified or non-qualified plans or programs maintained by the Company or AnchorBank at the time of termination. If AnchorBank's medical and dental plans are not insured, the medical and dental benefit in (c) shall be accomplished by AnchorBank paying to the Executive an additional cash amount equal to the COBRA premium for such coverage, plus taxes on such amount, so that the Executive may purchase the coverage on an after-tax basis. Notwithstanding the foregoing, in the event that the

Executive is terminated pursuant to this Section 2.5, the Executive shall nonetheless be deemed to continue as an employee of the Company through the term of this Agreement for the sole purpose of determining his rights under his outstanding stock options.

2.6      Definition of Termination of Employment.

       The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of the Executive by the Company or AnchorBank without his express written consent. In addition, for purposes of this Agreement, a material diminution or interference with the Executive's duties, responsibilities and benefits as Senior Vice President of the Company or AnchorBank shall be deemed and shall constitute an involuntary termination of employment to the same extent as express notice of such involuntary termination. By way of example and not by way of limitation, any of the following actions shall constitute such diminution or interference unless consented to in writing by the Executive: (1) a change in the principal work place of the Executive to a location outside a twenty-five mile radius from 420 South Koeller Street, Oshkosh, Wisconsin; (2) a material reduction in the secretarial or other administrative support of the Executive; (3) a material demotion of the Executive; and (4) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Executive, other than as part of an overall program applied uniformly and with equitable effect to all executive officers of the Company or AnchorBank.

2.7      Termination or Suspension of Employment as Required by Law.

       Notwithstanding anything in this Agreement to the contrary, the following provisions shall limit the obligation of AnchorBank to continue employing the Executive, but only to the extent required by the applicable regulations of the OTS (12 C.F.R. ss.563.39), or similar succeeding regulations:

       (a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of AnchorBank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(3) and (g)(1)) AnchorBank's obligations under this Agreement shall be suspended as of the date of service of notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, AnchorBank shall (i) pay the Executive all or part of the compensation withheld while its contract obligations hereunder were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

       (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of AnchorBank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss.1818(e)(4) or (g)(1)) all obligations of AnchorBank under this Agreement shall terminate as of the effective date of the order.

       (c) If AnchorBank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the obligation to the Executive hereunder shall terminate as of the date of default.

       (d) All obligations under this Agreement may be terminated: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee at the time the Federal

Deposit Insurance Company enters into an agreement to provide assistance to or on behalf of AnchorBank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act and (ii) by the Director, or his or her designee at the time the Director or such designee approves a supervisory merger to resolve problems related to operation of AnchorBank or when AnchorBank is determined by the Director to be in an unsafe or unsound condition.

       (e) Termination pursuant to subparagraph (d) of this Section 2.7 shall be treated as a termination by AnchorBank without cause entitling the Executive to benefits payable under Section 2.5. Termination pursuant to subparagraph (a),
(b) or (c) shall be treated as a termination for Just Cause under Section 2.4. Termination under this Section 2.7 shall not affect other rights hereunder which are vested at the time of termination.

2.8      Limitation on Termination or Disability Pay.

       Any payments made to the Executive pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with 12 U.S.C.ss. 1828(k) and any regulations promulgated thereunder. Total compensation paid to the Executive upon termination shall not exceed the limitations set forth in OTS Regulatory Bulletin RB-27a, dated March 5, 1993. If any provision regarding termination contained herein conflicts with 12 C.F.R. ss.563.39(b), the latter shall prevail.

                                  ARTICLE III
                             LEGAL FEES AND EXPENSES

       The Company shall pay, or shall cause AnchorBank to pay, all legal fees and expenses which the Executive may incur as a result of the Company or AnchorBank contesting the validity or enforceability of this Agreement, provided that the Executive is the prevailing party in such contest or that any dispute may otherwise be settled in favor of the Executive. The Executive shall be entitled to receive interest thereon for the period of any delay in payment from the date such payment was due at the rate determined by adding two hundred basis points to the six-month Treasury Bill rate.

                                   ARTICLE IV
                                 CONFIDENTIALITY

       The Executive acknowledges that he now has, and in the course of his employment will have, access to important and confidential information regarding the business and services of the Company, AnchorBank and their subsidiaries, as well as similar information regarding FCB and its subsidiaries and that the disclosure to, or the use of such information by, any business in competition with the Company, AnchorBank or their subsidiaries shall result in substantial and undeterminable harm to the Company, AnchorBank and their subsidiaries. In order to protect the Company, AnchorBank and their subsidiaries against such harm and from unfair competition, the Executive agrees with the Company and AnchorBank that while employed by the Company and AnchorBank and at any time thereafter, the Executive will not disclose, communicate or divulge to anyone, or use in any manner adverse to the Company, AnchorBank or their subsidiaries any information concerning customers, methods of business, financial information or other confidential information of the Company, AnchorBank, their subsidiaries
or  similar  information   regarding  FCB
and its subsidiaries, except for information as is in the public domain or ascertainable through common sources of public information (otherwise than as a result of any breach of this covenant by the Executive).

                                   ARTICLE V
                               GENERAL PROVISIONS

5.1      Inquiries Regarding Proposed Activities.

       In the event the Executive shall inquire in writing of the Company whether any proposed action on the part of the Executive would be considered by the Company or AnchorBank to be prohibited by or in breach of the terms of this Agreement, the Company shall have 30 days after receipt of such notice to express in writing to the Executive its position with respect thereof and in the event such writing shall not be given to the Executive, such proposed action, as set forth in the writing of the Executive, shall not be deemed to be a violation of or breach of this Agreement.

5.2      No Duty of Mitigation.

       The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits after the date of termination of this Agreement or otherwise.

5.3      Successors.

       This Agreement may be assigned by the Company or AnchorBank to any other business entity that is directly or indirectly controlled by the Company or AnchorBank. This Agreement may not be assigned by the Company or AnchorBank except in connection with a merger involving the Company or AnchorBank or a sale of substantially all of the assets of the Company or AnchorBank, and the respective obligations of the Company and AnchorBank provided for in this Agreement shall be the binding legal obligations of any successor to the Company or AnchorBank by purchase, merger, consolidation, or otherwise and such successor shall be obligated to expressly assume and agree to perform this
Agreement in the same manner and to the same extent that the Company and AnchorBank would have been required to perform if no such succession had taken place. Failure of the Company and/or AnchorBank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, if he elects to terminate this Agreement, to treat such termination as though it was a termination without cause by the Company and AnchorBank pursuant to Section 2.5 hereof. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees and the legal representatives of his estate.

5.4      Notice.

       For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement (provided that all notices to the Company and AnchorBank shall be directed to the attention of the Board of Directors of the Company and/or AnchorBank, as the case may be, with a copy to the Secretary of the Company and/or AnchorBank, as the case may be), or to such other address as either party may have furnished to the other in writing in accordance herewith.

5.5      Amendments.

       No amendment or additions to this Agreement shall be binding unless in writing and signed by all parties, except as herein otherwise provided.

5.6      Severability.

       The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

5.7      Governing Law.

       This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the internal laws of the State of Wisconsin.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                           ANCHOR BANCORP WISCONSIN INC.


                                           By: _______________________________


Address: 25 West Main Street
         Madison, Wisconsin 53703

                                           ANCHORBANK, S.S.B.

                                           By: _______________________________


Address: 25 West Main Street
         Madison, Wisconsin 53703

                                           EXECUTIVE

                                           By: _______________________________
                                               Donald D. Parker
Address:

                                                    ----------------------------
                                                              EXHIBIT D
                                                    ----------------------------

                                   Index Group

1.       Flagstar (FLGS)
2.       Metropolitan Financial (METF)
3.       TCF Financial (TCB)
4.       1st Federal Capital (FTFC)
5.       Community First Bankshares (CFBX)
6.       CFSB (CFSB)
7.       Corus Bankshares (CORS)
8.       1st Financial (FFBC)
9.       Brenton Banaks (BRBK)
10.      F&M (FMBK)
11.      MAF (MAFB)
12.      1st Midwest (FMBI)
13.      1st Indiana (FISB)
14.      St. Paul (SPBC)
15.      Chemical Financial (CHFC)
16.      AMCORE (AMFI)
17.      St. Francis (STFR)
18.      Alliance (ABCL)
19.      Hallmark Capital (HALL)
20.      Grand Premier (GPFI)
21.      1st Northern (FNGB)
22.      Associated (ASBC)
23.      Mutual Bancorp (MSBK)
24.      Ottawa Financial (OFCP)

                                                    ----------------------------
                                                               EXHIBIT E
                                                    ----------------------------

                                AFFILIATE LETTER


Anchor BanCorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703

Gentlemen:

       I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of FCB Financial Corp., a Wisconsin corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for the purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 5, 1999 (the "Agreement"), between Anchor BanCorp Wisconsin Inc., a Wisconsin corporation (the "Buyer"), and the Company, the Company will be merged with and into the Buyer (the "Merger").

       As a result of the Merger, I may receive shares of Buyer Common Stock, par value $.10 per share (the "Buyer Securities"). I would receive such shares in exchange for shares owned by me of Company Common Stock, par value $.01 per share (the "Company Securities").

       I represent, warrant and covenant to the Buyer that in the event I receive any Buyer Securities as a result of the Merger:

              A. I shall not make any sale, transfer or other disposition of the Buyer Securities in violation of the Act or the Rules and Regulations.

              B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Buyer Securities to the extent I felt necessary, with my counsel or counsel for the Company.

              C. I have been advised that the issuance of Buyer Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Buyer Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Buyer Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (ii) in the opinion of counsel reasonably acceptable to the Buyer, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

              D. I understand that the Buyer is under no obligation to register the sale, transfer or other disposition of the Buyer Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

              E. I also understand that stop transfer instructions will be given to the Buyer's transfer agent with respect to the Buyer Securities and that there will be placed on the certificates for the Buyer Securities issued to me, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN
       ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED , 1999 BETWEEN THE REGISTERED HOLDER HEREOF AND THE BUYER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE BUYER."

              F. I also understand that unless the transfer by me of my Buyer Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Buyer reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

       It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Buyer a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Buyer, to the effect that such legend is not required for purposes of the Act.

       I further represent to and covenant with the Buyer that I have not, within the 30 days prior to the Effective Time (as defined in the Agreement), sold, transferred or otherwise disposed of any shares of Company Securities or shares of the capital stock of the Buyer held by me and that I will not sell, transfer or otherwise dispose of any shares of Buyer Securities received by me in the Merger or other shares of the capital stock of the Buyer until after such time as results covering at least 30 days of combined operations of the Company and the Buyer have been published by the Buyer, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

                                           Very truly yours,



Accepted this      day of
           , 1999 by

ANCHOR BANCORP WISCONSIN INC.

By:
Name:
Title:


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